As filed with the Securities and Exchange Commission on March 14, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TABLEAU SOFTWARE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	7372	47-0945740
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

837 North 34th Street, Suite 200

Seattle, Washington 98103

(206) 633-3400

(Address, including zip code and telephone number, of Registrant’s principal executive offices)

Christian Chabot

Chief Executive Officer

Tableau Software, Inc.

837 North 34th Street, Suite 200

Seattle, Washington 98103

(206) 633-3400

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Jodie M. Bourdet Charles S. Kim Cooley LLP 101 California Street, 5th Floor San Francisco, California 94111 (415) 693-2000	Keenan Conder Vice President, General Counsel and Secretary Tableau Software, Inc. 837 North 34th Street, Suite 200 Seattle, Washington 98103 (206) 633-3400	Gordon K. Davidson Jeffrey R. Vetter James D. Evans Fenwick & West LLP 1191 Second Avenue, 10th Floor Seattle, Washington 98101 (206) 389-4510

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☑	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Class A Common Stock, $0.0001 par value per share	$345,000,000	$44,436

(1)	Includes the offering price of any additional shares that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated March 14, 2014.

                 Shares

Class A Common Stock

Tableau Software, Inc. is offering                  shares of Class A common stock.

We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible into one share of Class A common stock. Outstanding shares of Class B common stock will represent approximately     % of the voting power of our outstanding capital stock immediately following the completion of this offering.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “DATA”. On March 13, 2014, the last reported sale price of our Class A common stock on the New York Stock Exchange was $89.15 per share.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements.

See “Risk Factors” beginning on page 13 to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any recommendation to the contrary is a criminal offense.

	Per Share	Total
Price to public	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

To the extent that the underwriters sell more than                  shares of Class A common stock, the underwriters have the option to purchase up to an additional                  shares from us at the price to the public less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on                 , 2014.

Goldman, Sachs & Co.	Morgan Stanley

Credit Suisse	J.P. Morgan	UBS Investment Bank	RBC Capital Markets

JMP Securities			Pacific Crest Securities

Prospectus dated March     , 2014.

Neither we nor the underwriters have authorized anyone to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectuses we have prepared. Neither we nor the underwriters take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date.

Persons who come into possession of this prospectus and any applicable free writing prospectus we have prepared in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions in this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Class A common stock, you should read the entire prospectus carefully, including the section titled “Risk Factors” beginning on page 13 of this prospectus, as well as our consolidated financial statements and related notes and other information that are incorporated by reference in this prospectus. Unless the context suggests otherwise, references in this prospectus to “Tableau,” the “company,” “we,” “us” and “our” refer to Tableau Software, Inc. and, where appropriate, its subsidiaries.

Company Overview

Our mission is to help people see and understand data.

Our software products put the power of data into the hands of everyday people, allowing a broad population of business users to engage with their data, ask questions, solve problems and create value.

Based on innovative core technologies originally developed at Stanford University, our products dramatically reduce the complexity, inflexibility and expense associated with traditional business intelligence applications. We aim to make our products easy to use, ubiquitous and as deeply-rooted in the workplace as spreadsheets are today.

Our software is designed for anyone with data and questions. We are democratizing the use of business analytics software by allowing people to access information, perform analysis and share results without assistance from technical specialists. By putting powerful, self-service analytical technology directly into the hands of people who make decisions with data, we seek to accelerate the pace of informed and intelligent decision making. This enables our customers to create better workplaces, with happier employees who are empowered to more fully express their ingenuity and creativity.

Our products are used by people of diverse skill levels across all kinds of organizations, including Fortune 500 corporations, small and medium-sized businesses, government agencies, universities, research institutions and non-profits. Organizations employ our products in a broad range of use cases such as increasing sales, streamlining operations, improving customer service, managing investments, assessing quality and safety, studying and treating diseases, completing academic research, addressing environmental problems and improving education. Our products are flexible and capable enough to help a single user on a laptop analyze data from a simple spreadsheet, or to enable thousands of users across an enterprise to execute complex queries against massive databases.

Underpinning our innovative products is a set of technology advances that spans the domains of sophisticated computer graphics, human-computer interaction and high performance database systems. These technology innovations include VizQL and our Hybrid Data Architecture:

•

VizQL—Our breakthrough visual query language, VizQL, translates drag-and-drop actions into data queries and then expresses that information visually. VizQL unifies the formerly disparate tasks of query and visualization and allows users to transform questions into pictures without the need for software scripts, chart wizards or dialogue boxes that inhibit speed and flexibility. This capability is designed to enable a more intuitive, creative and engaging experience for our users. VizQL can deliver dramatic gains in people’s ability to see and understand data, and we believe it represents a foundational advancement in the field of analytics.

•

Hybrid Data Architecture—Our Hybrid Data Architecture combines the power and flexibility of our Live Query and In-Memory Data Engines. Our Live Query Engine allows users to instantaneously connect to large volumes of data in its existing format and location, reducing the need for time-consuming data transformation processes that only technical specialists can perform. In addition, this capability allows customers to leverage investments in their existing data platforms and to capitalize on the capabilities of high performance databases. Our In-Memory Data Engine enables users to import large amounts of data into our own in-memory database. Using advanced algorithms and data compression techniques, our in-memory technology facilitates quick query responses on up to hundreds of millions of rows of data. Our Hybrid Data Architecture enables these data engines to work in harmony, allowing users the flexibility to access and analyze data from diverse sources and locations, while optimizing speed and performance for each source.

Our distribution strategy is based on a “land and expand” business model and is designed to capitalize on the ease of use, low up-front cost and collaborative capabilities of our software. Our products tend to be adopted at a grassroots level within organizations, often beginning with a free trial, and then spread across departments, divisions and geographies via word-of-mouth, the discovery of new use cases and our sales effort. Over time, many of our customers find that the use of our products expands to a broad cross-section of their organizations and that our deployments and use cases become significantly more strategic in nature. Accordingly, we have developed enterprise-class product and service capabilities that allow us to both complement and supplant core, legacy business intelligence deployments.

As of December 31, 2013, we had more than 17,000 customer accounts across a broad array of company sizes and industries and located in over 100 countries. Some of our largest customers include Deere & Company, affiliates of Deloitte Touche Tohmatsu Limited, E. I. du Pont de Nemours and Company, the Federal Aviation Administration, Sears Holdings Corporation and affiliates of Verizon Communications Inc. In addition, we have cultivated strong relationships with technology partners to help us extend the reach of our products. These partners include both traditional database vendors such as International Business Machines Corporation, or IBM, Microsoft Corporation, Oracle Corporation and Teradata Corporation and emerging database vendors such as Amazon.com, Cloudera Inc., Google Inc., Pivotal Greenplum Database, or Pivotal GPDB, and Vertica (a division of Hewlett-Packard Company).

We have achieved significant growth in recent periods. For 2011, 2012 and 2013, our total revenues were $62.4 million, $127.7 million and $232.4 million, respectively, representing a compound annual growth rate of approximately 93% from 2011 to 2013. We also generated net income of $3.4 million, $1.4 million and $7.1 million in 2011, 2012 and 2013, respectively, and have generated positive cash flow from operating activities on an annual basis in each of those fiscal years. We believe our land and expand business model provides financial visibility as aggregate revenues from subsequent sales of products and maintenance services to our customers have typically been multiples of the revenues we realized from those customers’ initial purchases.

Industry Background

We believe that organizations increasingly regard their data as a critical strategic resource. The remarkable growth in the volume, diversity and accessibility of digital information creates the potential for people to make more informed, timely and intelligent decisions. In today’s increasingly competitive environment, we believe that the value of rapid and more informed decision-making continues to grow.

According to International Data Corporation, or IDC, the amount of digital information created, replicated and consumed worldwide will grow exponentially from 0.8 trillion gigabytes in 2010 to 40 trillion gigabytes in 2020.* Many organizations are expected to experience a doubling in the volume of data across their enterprises approximately every 24 months, according to IDC, and are investing heavily to scale their data storage and management platforms to accommodate this growth.* These growing volumes of data are also increasingly diverse in terms of their source, format and location. Today, organizations create and manage data across a broad range of platforms, from traditional relational databases, to an array of emerging data platforms to cloud computing platforms.

As a consequence of the increasing richness and volume of data, more and more people are demanding access to information in order to gain insight, solve problems and monitor the performance of their organizations. The growth of cloud computing technologies and the proliferation of connected devices such as tablets and smartphones are enabling users to access information anytime and anyplace. We believe that these trends are accelerating the demand for analytical technology, as more information and engagement provokes more questions and fuels demand for more analysis, answers and value. At the same time, advances in user experience driven by consumer technology companies such as Amazon, Apple, Facebook and Google have raised user expectations regarding intuitive, flexible and convenient access to information.

These factors have created a backdrop of growing data resources, increased user appetite for information and rising expectations for accessibility and ease of use. As a result, many organizations are seeking technology that will allow their people to easily access the right information, answer questions, gain insight and share their findings. These organizations are seeking to empower their employees and to unleash their creativity and problem-solving abilities.

People within organizations have traditionally accessed data via static reports from enterprise applications and business intelligence platforms maintained by IT departments. These systems, predominantly designed and built in the 1990’s, are generally heavy, complex, inflexible and expensive. As a result, business users are forced to depend on specialized resources to operate, modify and maintain these systems. The divide between users seeking insight and technical specialists lacking business context introduces inefficiencies and time lags that inhibit the utility and value of these systems. Because most business users lack the time, skills and financial resources necessary to address the limitations of these systems, their adoption has largely been limited to a narrow population of power users with technical expertise and training and to a narrow population of companies.

Faced with these challenges, many knowledge workers today rely on spreadsheets as their primary analytical tool. While spreadsheets are widely available and easier to use than traditional business intelligence platforms, they have a number of limitations. Spreadsheets are not generally designed to facilitate direct and dynamic data access, making the process of importing and updating data manual, cumbersome and error prone. In addition, spreadsheets are not built to accommodate large data sets and offer limited interactive visual capabilities, thereby reducing performance and limiting analytical scope and insight.

*	See note 1 in the section titled “Market, Industry and Other Data.”

Opportunity

The market for traditional business analytics software is large and well established, with IDC reporting aggregate spending of $34.9 billion in 2012 in this worldwide market sector.* IDC also reported that the worldwide spending on business intelligence tools alone, a subset of the overall business analytics software market, was $12.5 billion in 2012.* In addition, IDC forecasts aggregate worldwide spending on business analytics software and services to grow to $136.1 billion in 2017.**

According to an August 2012 Forrester Research, Inc., or Forrester, report, Forrester estimated that there will be 615 million information workers globally in 2013 and it predicts that number to grow to 865 million by 2016.*** Additionally, a Forrester survey of information workers conducted in the fourth quarter of 2012 indicated that only 17% of respondents use a data dashboard or business intelligence tools as part of their job.**** Accordingly, we believe a significant percentage of information workers are not accessing business intelligence software, and they instead use alternative approaches to meet their analytical needs.

We believe the limitations of traditional approaches coupled with the demand for business analytics has presented an opportunity to pioneer a new class of business analytics software that addresses, complements and expands the business intelligence market and enhances office productivity tools such as spreadsheets, and that is specifically designed to enable a broad population of users to gain insight from their data.

Our Solution

Product Design Principles

We have pioneered a fundamentally new approach to business analytics. Our software products, Tableau Desktop, Tableau Server, Tableau Online and Tableau Public, embody a set of design principles that reflect our values as a company and our mission to help people see and understand data:

•

Simple—Our software is designed to allow everyday business users to answer questions with ease. We have pioneered a number of core technologies that make our products intuitive and easy to use. For example, these innovations allow our users to utilize drag-and-drop gestures to execute queries, seamlessly shift graphical perspectives on their data and easily answer new questions as their thinking progresses. The simplicity of our products allows users to establish functional proficiency quickly and speeds the adoption of our technology.

•

Fast—Our software is designed to access and process large volumes of data rapidly and to enable responsive and agile analysis, allowing users to answer questions with data “at the speed of thought.” We believe that improvements in speed can increase user engagement with data and enhance the range, quality and timeliness of insights that are developed.

•

Powerful—Our fundamental goal is to allow our users to ask and answer questions with their data. The power to accomplish that goal arises from our ability to marry ease of use with advanced analytical capabilities in a manner that allows our customers to generate useful perspectives on their data. Our products are designed for everyday people but also incorporate

*	See note 2 in the section titled “Market, Industry and Other Data.”
**	See note 3 in the section titled “Market, Industry and Other Data.”
***	See note 4 in the section titled “Market, Industry and Other Data.”
****	See note 5 in the section titled ”Market, Industry and Other Data.”

advanced features such as predictive analysis that can meet the needs of many advanced users of business analytics products.

•

Beautiful—Impactful and engaging visualization lies at the heart of our software. We have incorporated key elements from the fields of visual perception, psychology and graphic design into our products that empower our users to generate content that is effective and beautiful by default. Beautiful and high quality design allows everyday people to engage in broad, creative thinking and encourages them to share content.

•

Ubiquitous—We seek to make our software accessible to users wherever and whenever they need information and insight. Our software is designed so that users throughout organizations can explore their data and publish findings in a way that can be accessed on a broad range of platforms and devices, including tablets and smartphones.

Product Benefits

When combined with our technology innovations, these product design principles have resulted in products that provide the following benefits for our customers:

•

Liberation—The simplicity and ease of use of our software gives people the power to access, analyze and share data without the assistance of technical specialists. This self-service capability democratizes access to data, expands the potential user population within organizations and reduces training and support costs. We believe that providing the freedom for people to more powerfully and conveniently answer questions empowers employees and drives value for our customers.

•

Speed—Our software is designed to enable people to derive value from their data at an accelerated pace. Due to our focus on ease of use and ease of deployment, our users can quickly gain proficiency in our software and generate results rapidly, without the complication, time investment and frustration often associated with traditional business intelligence products. In addition, because our software is able to connect directly to a broad range of data sources, our users can perform work without having to undertake complex and time-consuming data movement and transformation. Many of our customers have reported that they are able to achieve their desired results with our software more than ten times faster than they can with their existing systems.

•

Discovery—We believe that the human mind is better able to process information, discern trends and identify patterns when presented with information in a visual format. By fundamentally integrating data analysis and visualization, our software allows people to create powerful visualizations and dashboards that can lead to new discoveries. Our software is designed to seamlessly blend, filter and drill down on information, without the distraction of dialogue boxes, wizards and scripts, allowing users to rapidly and iteratively develop greater insight from their data.

•

Communication and sharing—We facilitate more effective communication by empowering people to express themselves creatively and tell better stories with data. The collaborative features of our software are designed to foster more sharing of data and to improve the dissemination of information across and among enterprises. Our focus on designing our products for ubiquity allows users to publish results in a single format that can be consumed anywhere, enabling customers to interact with data readily and conveniently. We believe that our software enables our customers to share more insights and have richer conversations about their information.

•

Enterprise grade—Our products provide a secure, highly available, enterprise-class platform designed to scale to tens of thousands of users, across desktop, Web and mobile clients, and meet the needs of the largest organizations globally. We have built products that can be installed or deployed in minutes without specialized skills and readily integrate with enterprise data, management and security infrastructure. Our products provide enterprise-level security that has passed the stringent requirements of customers in the national defense, financial services and healthcare sectors. We believe our products uniquely blend the benefits of self-service and ease of use with enterprise readiness.

•

Value—Our products are designed to provide an attractive return on investment to our customers. Our self-service product capabilities dramatically reduce IT resources, professional services and support costs typically associated with traditional or competing business intelligence vendors. Our software also has low minimum hardware requirements, which can reduce related capital costs. Through Tableau Online, customers also have an option of deploying our server product without the need for internal infrastructure. In addition, our pricing and land and expand business model allow customers to deploy our software without having to make significant upfront economic commitments.

Growth Strategy

Our mission to help people see and understand data presents a broad and momentous market opportunity. We intend to continue to invest in a number of growth initiatives to allow us to pursue our mission aggressively. Our strategies for growth include:

•

Expand our customer base—We believe that we have the opportunity to substantially expand our present base of customer accounts. We are expanding our online and offline marketing efforts to increase our brand awareness. We are also making significant investments in growing both our direct sales teams and indirect sales channels.

•

Further penetrate our existing customer base—Leveraging our land and expand business model, we intend to continue to increase adoption of our products within and across our existing customers, as they expand the number of users and develop new use cases for our products. A Forrester survey of information workers conducted in the fourth quarter of 2012 indicated that 59% of information workers are currently using spreadsheets for work.* We believe this presents an opportunity to extend the reach of our products within our customers. Our sales and marketing strategy and focus on customer success help our customers identify and pursue new use cases within their organizations.

•

Grow internationally—With approximately 20% of our total revenues generated outside the United States and Canada in 2013, we believe there is significant opportunity to grow our international business. Our products currently support eight languages, and we are aggressively expanding our direct sales force and indirect sales channels outside the United States. We have international operations in Australia, Canada, France, Germany, Ireland, Japan, Singapore and the United Kingdom, and we intend to invest in further expanding our footprint in these and other regions.

•

Relentlessly innovate and advance our products—We have sought to rapidly improve the capabilities of our products over time and intend to continue to invest in product innovation and leadership. Building on our foundational technology innovations, including VizQL, we have released eight major versions of our software to date, rapidly expanding and improving our feature set and capabilities. We plan to continue to invest in research and development,

*	See note 5 in the section titled “Market, Industry and Other Data.”

including hiring top technical talent, focusing on core technology innovation and maintaining an agile organization that supports rapid release cycles. In particular, we intend to focus on further developing our cloud and mobile capabilities, expanding our advanced analytical and statistical functionality, adding new visualization formats and expanding the range of data sources and platforms we can address.

•

Extend our distribution channels and partner ecosystem—We plan to continue investing in distribution channels, technology partners and original equipment manufacturer, or OEM, relationships to help us enter and grow in new markets while complementing our direct sales efforts. We are actively growing our indirect channels, particularly in international markets. We intend to continue to invest in technology partnerships that enable us to build and promote complementary capabilities that benefit our customers. We have also recently introduced application programming interfaces, or APIs, to further empower our developer and OEM partner ecosystem to create applications that embed Tableau functionality.

•

Foster our passionate user community—We benefit from a vibrant and engaged user community. We are investing in initiatives to further expand and energize this group, both online, through our online community site and through events such as our annual customer conferences. In addition, Tableau Public, which we launched as a free cloud-based service, has a community of engaged users from media, government, non-profit and other organizations, who are passionate about sharing public data online. We intend to expand these efforts and to seek other means to evangelize our mission and facilitate sharing of best practices and success stories.

•

Treasure and cultivate our exceptional culture—We believe our culture is a core ingredient of our success. Our employees share a passion for our mission, and our mission stands at the top of a list of eight core cultural values that govern our approach to our business. Our other core values include: Teamwork; Product leadership; Using our own products; Respect; Honesty; Simplicity; and Commitment to delighting customers. Our values permeate our organization and drive our identity as a company. For example, we strive to paint virtually all aspects of our business with a brush of simplicity, including product user interfaces, pricing models, business processes and marketing strategies.

Risks Associated with Our Business

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. Some of these risks are:

•	due to our rapid growth, we have a limited operating history at our current scale, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful;

•	we may not be able to sustain our revenue growth rate or profitability in the future;

•

we have been growing rapidly and expect to continue to invest in our growth for the foreseeable future. If we fail to manage our growth effectively, our business and results of operations will be adversely affected;

•	we face intense competition, and we may not be able to compete effectively, which could reduce demand for our products and adversely affect our business, growth, revenues and market share;

•	our success is highly dependent on our ability to penetrate the existing market for business analytics software as well as the growth and expansion of that market;

•	our future quarterly results of operations may fluctuate significantly due to a wide range of factors, which makes our future results difficult to predict;

•	if we are unable to attract new customers and expand sales to existing customers, both domestically and internationally, our growth could be slower than we expect and our business may be harmed; and

•	economic uncertainties or downturns could materially adversely affect our business.

Corporate Information

We were formed as Tableau Software LLC, a Delaware limited liability company, in 2003 and incorporated as Tableau Software, Inc., a Delaware corporation, in 2004. Our principal executive offices are located at 837 North 34th Street, Suite 200, Seattle, Washington 98103 and our telephone number is (206) 633-3400. Our website address is www.tableausoftware.com. Information contained on or accessible through our website is not a part of this prospectus and should not be relied upon in determining whether to make an investment decision.

Tableau, Tableau Software, VizQL, the Tableau Software logo and other trade names, trademarks or service marks of Tableau appearing in this prospectus are the property of Tableau. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders.

Additionally, we are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and therefore we may take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an “emerging growth company.” In addition, the JOBS Act provides that an “emerging growth company” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption and, therefore, we are not subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies” until these standards apply to private companies.

The Offering

Class A common stock offered	shares

Class A common stock to be outstanding after this offering	shares

Class B common stock to be outstanding after this offering	33,421,033 shares

Total Class A and Class B common stock to be outstanding after this offering	shares

Option to purchase additional shares of Class A common stock offered	shares

Voting rights	We have two classes of authorized common stock: Class A common stock and Class B common stock. The rights of the holders of Class A and Class B common stock are identical, except with respect to voting and conversion rights. The holders of Class A common stock are entitled to one vote per share, and the holders of Class B common stock are entitled to ten votes per share, on all matters that are subject to stockholder vote. The Class B common stock also has certain approval rights for certain corporate actions. Each share of Class B common stock may be converted into one share of Class A common stock at the option of the holder thereof and will be automatically converted into one share of Class A common stock upon transfer thereof, subject to certain exceptions.

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $         million, based on the assumed offering price of $         per share, the last reported sale price of our Class A common stock on the New York Stock Exchange on March     , 2014, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds to us from this offering primarily for general corporate purposes, including working capital, sales and marketing activities, general and administrative matters and capital expenditures. We may also use a portion of the net proceeds from this offering for acquisitions of, or investments in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any such acquisitions or investments. See the section titled “Use of Proceeds” for additional information.

Risk factors	See the section titled “Risk Factors” beginning on page 13 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.

NYSE symbol	“DATA”

The number of shares of Class A and Class B common stock to be outstanding upon the completion of this offering is based on 28,777,653 shares of our Class A common stock and 33,421,033 shares of our Class B common stock outstanding as of December 31, 2013, and excludes:

•

317,400 shares of Class A common stock issuable upon the exercise of options outstanding as of December 31, 2013 pursuant to our 2013 Equity Incentive Plan, or 2013 Plan, at a weighted-average exercise price of $37.41 per share;

•	574,350 shares of Class A common stock issuable upon the settlement of restricted stock units, or RSUs, outstanding as of December 31, 2013 pursuant to our 2013 Plan;

•

11,919,000 shares of Class B common stock issuable upon the exercise of outstanding stock options as of December 31, 2013 pursuant to our 2004 Equity Incentive Plan, or our 2004 Plan, at a weighted-average exercise price of $6.85 per share;

•	942,856 shares of Class A common stock issuable upon the settlement of RSUs granted after December 31, 2013 pursuant to our 2013 Plan;

•

5,313,281 shares of Class A common stock reserved for future issuance under our 2013 Plan as of December 31, 2013, plus an additional 3,109,934 shares of Class A common stock that became available for future grants under our 2013 Plan as of January 1, 2014 pursuant to provisions thereof that automatically increase the share reserve under this benefit plan each year; and

•

2,000,000 shares of Class A common stock reserved for issuance under our 2013 Employee Stock Purchase Plan, or our ESPP, as of December 31, 2013, plus an additional 621,986 shares of Class A common stock that became available for future grants under our ESPP as of January 1, 2014 pursuant to provisions thereof that automatically increase the share reserve under this benefit plan each year.

In addition, unless we specifically state otherwise, all information in this prospectus assumes:

•	no exercise of outstanding options or settlement of RSUs since December 31, 2013; and

•	no exercise of the underwriters’ option to purchase up to an additional shares of Class A common stock.

Summary Consolidated Financial and Other Data

The following tables summarize our consolidated financial and other data. You should read this summary consolidated financial and other data together with the section titled “Selected Consolidated Financial and Other Data” included elsewhere in this prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our consolidated financial statements and related notes incorporated by reference in this prospectus.

We have derived the consolidated statements of operations data for the years ended December 31, 2011, 2012 and 2013 from our audited consolidated financial statements incorporated by reference in this prospectus. Our historical results are not necessarily indicative of the results that should be expected in the future.

	Year Ended December 31,
	2011	2012	2013
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues
License	$44,414	$89,883	$159,930
Maintenance and services	17,946	37,850	72,510

Total revenues	62,360	127,733	232,440

Cost of revenues
License	213	305	740
Maintenance and services	2,800	10,057	17,784

Total cost of revenues(1)	3,013	10,362	18,524

Gross profit	59,347	117,371	213,916

Operating expenses
Sales and marketing(1)	30,363	62,333	123,573
Research and development(1)	18,387	33,065	60,769
General and administrative(1)	6,679	17,715	25,905

Total operating expenses	55,429	113,113	210,247

Operating income	3,918	4,258	3,669
Other expense, net	(16)	(54)	(804)

Net income before income tax expense	3,902	4,204	2,865
Income tax expense (benefit)	523	2,777	(4,211)

Net income	$3,379	$1,427	$7,076

Net income per share attributable to common stockholders:
Basic	$0.04	$0.00	$0.14

Diluted	$0.04	$0.00	$0.12

Weighted average shares used to compute net income per share attributable to common stockholders:
Basic	33,008	33,744	50,564

Diluted	39,431	39,652	59,092

	Year Ended December 31,
	2011	2012	2013
	(in thousands)
Other Financial Data:
Non-GAAP operating income(2)	$5,366	$11,005	$18,126
Non-GAAP net income(3)	4,792	6,854	18,043
Free cash flow(4)	7,953	7,203	20,118

(1)	Includes stock-based compensation expense as follows:

	Year Ended December 31,
	2011	2012	2013
	(in thousands)

Cost of revenues	$22	$107	$473
Sales and marketing	565	1,394	5,429
Research and development	628	2,115	5,832
General and administrative	233	1,180	2,723

Total stock-based compensation expense	$1,448	$4,796	$14,457

(2)	Non-GAAP operating income is a non-GAAP financial measure that we calculate as operating income (loss) excluding stock-based compensation expense and, for 2012, the cash and stock-based expense associated with our funding of the Tableau Foundation. For more information about non-GAAP operating income and a reconciliation of non-GAAP operating income to operating income (loss), the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP, see the section titled “Selected Consolidated Financial and Other Data—Non-GAAP Financial Results.”
(3)	Non-GAAP net income is a non-GAAP financial measure that we calculate as net income (loss) excluding stock-based compensation expense and, for 2012, the cash and stock-based expense associated with our funding of the Tableau Foundation, each net of tax. For more information about non-GAAP net income and a reconciliation of non-GAAP net income to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, see the section titled “Selected Consolidated Financial and Other Data—Non-GAAP Financial Results.”
(4)	Free cash flow is a non-GAAP financial measure that we calculate as net cash provided by operating activities less net cash used in investing activities for purchases of property and equipment. For more information about free cash flow and a reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with GAAP, see the section titled “Selected Consolidated Financial and Other Data—Non-GAAP Financial Results.”

Our audited consolidated balance sheet as of December 31, 2013 is presented on:

•	an actual basis; and

•

an as adjusted basis, giving effect to the sale and issuance of              shares of Class A common stock by us in this offering, based on an assumed offering price of $         per share, the last reported sale price of our Class A common stock on the New York Stock Exchange on March     , 2014, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

	As of December 31, 2013
	Actual	As Adjusted
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$252,674	$
Working capital	227,892
Total assets	354,927
Total stockholders’ equity	244,660

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. In addition to the following risks, you should carefully consider the risks, uncertainties and assumptions described in “Item 1A. Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2013, and in other documents that update, supplement or supercede such information, which documents are incorporated by reference into this prospectus. See “Where You Can Find More Information.” Additional risks that we do not yet know of or that we currently think are immaterial may also arise and materially affect our business. If any of the following risks materialize, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our Class A common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Business and Industry

Due to our rapid growth, we have a limited operating history at our current scale, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have been growing rapidly in recent periods, and as a result have a relatively short history operating our business at its current scale. For example, we have significantly increased the number of our employees and have expanded our operations worldwide. Furthermore, we operate in an industry that is characterized by rapid technological innovation, intense competition, changing customer needs and frequent introductions of new products, technologies and services. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in evolving industries. If our assumptions regarding these risks and uncertainties, which we use to plan our business, are incorrect or change in reaction to changes in the market, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations and our business could suffer.

Our future success will depend in large part on our ability to, among other things:

•	maintain and expand our business, including our operations and infrastructure to support our growth, both domestically and internationally;

•	compete with other companies, custom development efforts and open source initiatives that are currently in, or may in the future enter, the market for our software;

•	expand our customer base, both domestically and internationally;

•	renew maintenance agreements with, and sell additional products to, existing customers;

•	improve the performance and capabilities of our software;

•	hire, integrate, train and retain skilled talent, including members of our direct sales force and software engineers;

•	maintain high customer satisfaction and ensure quality and timely releases of our products and product enhancements;

•	maintain, expand and support our indirect sales channels and strategic partner network;

•	maintain the quality of our website infrastructure to minimize latency when downloading or utilizing our software;

•	increase market awareness of our products and enhance our brand; and

•	maintain compliance with applicable governmental regulations and other legal obligations, including those related to intellectual property, international sales and taxation.

If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business will be adversely affected and our results of operations will suffer.

We may not be able to sustain our revenue growth rate or profitability in the future.

While we have achieved profitability on an annual basis over the past three years, we have not consistently achieved profitability on a quarterly basis during that same period. For example, we had net losses in the fourth quarter of 2010, the third quarter of 2011, the fourth quarter of 2012 and the first and second quarters of 2013. We expect expenses to increase substantially in the near term, particularly as we make significant investments in our sales and marketing organization, expand our operations and infrastructure both domestically and internationally and develop new products and new features for and enhancements of our existing products. In addition, in connection with operating as a public company, we are incurring additional significant legal, accounting and other expenses that we did not incur as a private company.

Moreover, our historical revenue growth should not be considered indicative of our future performance. As we grow our business, we expect our revenue growth rates to slow in future periods due to a number of reasons, which may include slowing demand for our products, increasing competition, a decrease in the growth of our overall market, our failure, for any reason, to continue to capitalize on growth opportunities, the maturation of our business or the decline in the number of organizations into which we have not already expanded.

We have been growing rapidly and expect to continue to invest in our growth for the foreseeable future. If we fail to manage this growth effectively, our business and results of operations will be adversely affected.

We have experienced rapid growth in a relatively short period of time. Our total revenues grew from $62.4 million in 2011 to $232.4 million in 2013. Our number of full-time employees increased from 350 as of December 31, 2011 to 1,212 as of December 31, 2013. During this period, we also established operations in a number of countries outside the United States.

We intend to continue to aggressively grow our business. For example, we plan to continue to hire new employees at a rapid pace, particularly in our sales and engineering groups. If we cannot adequately train these new employees, including our direct sales force, our sales may decrease or our customers may lose confidence in the knowledge and capability of our employees. In addition, we are expanding internationally, establishing operations in additional countries outside the United States, and we intend to make direct and substantial investments to continue our international expansion efforts. We must successfully manage our growth to achieve our objectives. Although our business has experienced significant growth in the past, we cannot provide any assurance that our business will continue to grow at the same rate, or at all.

Our ability to effectively manage any significant growth of our business will depend on a number of factors, including our ability to do the following:

•

effectively recruit, integrate, train and motivate a large number of new employees, including our direct sales force, while retaining existing employees, maintaining the beneficial aspects of our corporate culture and effectively executing our business plan;

•	satisfy existing customers and attract new customers;

•	successfully introduce new products and enhancements;

•	continue to improve our operational, financial and management controls;

•	protect and further develop our strategic assets, including our intellectual property rights; and

•	make sound business decisions in light of the scrutiny associated with operating as a public company.

These activities will require significant capital expenditures and allocation of valuable management and employee resources, and our growth will continue to place significant demands on our management and our operational and financial infrastructure.

Our future financial performance and our ability to execute on our business plan will depend, in part, on our ability to effectively manage any future growth. There are no guarantees we will be able to do so in an efficient or timely manner, or at all. In particular, any failure to successfully implement systems enhancements and improvements will likely negatively impact our ability to manage our expected growth, ensure uninterrupted operation of key business systems and comply with the rules and regulations that are applicable to public reporting companies. Moreover, if we do not effectively manage the growth of our business and operations, the quality of our software could suffer, which could negatively affect our brand, results of operations and overall business.

We face intense competition, and we may not be able to compete effectively, which could reduce demand for our products and adversely affect our business, growth, revenues and market share.

The market for our products is intensely and increasingly competitive and subject to rapidly changing technology and evolving standards. In addition, many companies in our target market are offering, or may soon offer, products and services that may compete with our products.

Our current primary competitors generally fall into three categories:

•

large software companies, including suppliers of traditional business intelligence products that provide one or more capabilities that are competitive with our products, such as International Business Machines Corporation, Microsoft Corporation, Oracle Corporation and SAP AG;

•	spreadsheet software providers, such as Microsoft Corporation; and

•	new and emerging business analytics software companies, such as Qlik Technologies Inc. and TIBCO Spotfire (a subsidiary of TIBCO Software Inc.).

In addition, we may compete with open source initiatives and custom development efforts. We expect competition to increase as other established and emerging companies enter the business analytics software market, as customer requirements evolve and as new products and technologies are introduced. We expect this to be particularly true with respect to our cloud-based initiatives as we and our competitors seek to provide business analytics products based on a software-as-a-service, or SaaS, platform. This is a relatively new and evolving area of business analytics solutions, and we anticipate competition to increase based on customer demand for these types of products.

Many of our competitors, particularly the large software companies named above, have longer operating histories, significantly greater financial, technical, marketing, distribution, professional services or other resources and greater name recognition than we do. In addition, many of our competitors have strong relationships with current and potential customers and extensive knowledge of the business analytics industry. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, for example by offering a SaaS-based product that competes with our on-premise products or Tableau Online, our SaaS product, or devoting greater resources to the development, promotion and sale of their products than we do. Moreover, many of these competitors are bundling their analytics products into larger deals or maintenance renewals, often at significant discounts. Increased competition may lead to price cuts, alternative pricing structures or the introduction of products available for free or a nominal price, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share. We may not be able to compete successfully against current and future competitors, and our business, results of operations and financial condition will be harmed if we fail to meet these competitive pressures.

Our ability to compete successfully in our market depends on a number of factors, both within and outside of our control. Some of these factors include ease and speed of product deployment and use, discovery and visualization capabilities, analytical and statistical capabilities, performance and scalability, the quality and reliability of our customer service and support, total cost of ownership, return on investment and brand recognition. Any failure by us to compete successfully in any one of these or other areas may reduce the demand for our products, as well as adversely affect our business, results of operations and financial condition.

Moreover, current and future competitors may also make strategic acquisitions or establish cooperative relationships among themselves or with others. By doing so, these competitors may increase their ability to meet the needs of our customers or potential customers. In addition, our current or prospective indirect sales channel partners may establish cooperative relationships with our current or future competitors. These relationships may limit our ability to sell or certify our products through specific distributors, technology providers, database companies and distribution channels and allow our competitors to rapidly gain significant market share. These developments could limit our ability to obtain revenues from existing and new customers and to maintain maintenance and support revenues from our existing and new customers. If we are unable to compete successfully against current and future competitors, our business, results of operations and financial condition would be harmed.

Our success is highly dependent on our ability to penetrate the existing market for business analytics software as well as the growth and expansion of that market.

Although the overall market for business analytics software is well-established, the market for business analytics software like ours is relatively new, rapidly evolving and unproven. Our future success will depend in large part on our ability to penetrate the existing market for business analytics software, as well as the continued growth and expansion of what we believe to be an emerging market for analytics solutions that are faster, easier to adopt, easier to use and more focused on self-service capabilities. It is difficult to predict customer adoption and renewal rates, customer demand for our products, the size, growth rate and expansion of these markets, the entry of competitive products or the success of existing competitive products. Our ability to penetrate the existing market and any expansion of the emerging market depends on a number of factors, including the cost, performance and perceived value associated with our products, as well as customers’ willingness to adopt a different approach to data analysis. Furthermore, many potential customers have made significant investments in legacy business analytics software systems and may be unwilling to invest in new software. If we are unable to penetrate the existing market for business analytics software, the emerging market for self-service analytics solutions fails to grow or expand, or either of these markets decreases in size, our business, results of operations and financial condition would be adversely affected.

Our future quarterly results of operations may fluctuate significantly due to a wide range of factors, which makes our future results difficult to predict.

Our revenues and results of operations could vary significantly from quarter to quarter as a result of various factors, many of which are outside of our control, including:

•	the expansion of our customer base;

•	the renewal of maintenance agreements with, and sales of additional products to, existing customers;

•	the size, timing and terms of our perpetual license sales to both existing and new customers;

•	the mix of direct sales versus sales through our indirect sales channels;

•	the timing and growth of our business, in particular through our hiring of new employees and international expansion;

•	the introduction of products and product enhancements by existing competitors or new entrants into our market, and changes in pricing for products offered by us or our competitors;

•	customers delaying purchasing decisions in anticipation of new products or product enhancements by us or our competitors or otherwise;

•	changes in customers’ budgets;

•	customer acceptance of and willingness to pay for new versions of our products;

•	seasonal variations in our sales, which have generally historically been highest in the fourth quarter of a calendar year and lowest in the first quarter;

•	seasonal variations related to sales and marketing and other activities, such as expenses related to our annual customer conferences;

•	our ability to control costs, including our operating expenses;

•	our ability to hire, train and maintain our direct sales force;

•	the timing of satisfying revenue recognition criteria, particularly with regard to large transactions;

•	fluctuations in our effective tax rate; and

•	general economic and political conditions, both domestically and internationally, as well as economic conditions specifically affecting industries in which our customers operate.

Any one of these or other factors discussed elsewhere in this prospectus may result in fluctuations in our revenues and operating results, meaning that quarter-to-quarter comparisons of our revenues, results of operations and cash flows may not necessarily be indicative of our future performance.

We may not be able to accurately predict our future revenues or results of operations. For example, a large percentage of the revenues we recognize each quarter has been attributable to sales made in the last month of that same quarter. Our license revenues, which are primarily attributable to perpetual licenses, in particular can be impacted by short-term shifts in customer demand. As a result, our ability to forecast revenues on a quarterly or longer-term basis is limited. In addition, we base our current and future expense levels on our operating plans and sales forecasts, and our operating expenses are expected to be relatively fixed in the short term. Accordingly, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenues, and even a small shortfall in revenues could disproportionately and adversely affect our financial results for that quarter. The variability and unpredictability of these and other factors could result in our failing to meet or exceed financial expectations for a given period.

If we are unable to attract new customers and expand sales to existing customers, both domestically and internationally, our growth could be slower than we expect and our business may be harmed.

Our future growth depends in part upon increasing our customer base. Our ability to achieve significant growth in revenues in the future will depend, in large part, upon the effectiveness of our marketing efforts, both domestically and internationally, and our ability to attract new customers. This may be particularly challenging where an organization has already invested substantial personnel and financial resources to integrate traditional business intelligence products into its business, as such organization may be reluctant or unwilling to invest in a new product. If we fail to attract new customers and maintain and expand those customer relationships, our revenues will grow more slowly than expected and our business will be harmed.

Our future growth also depends upon expanding sales of our products to and renewing license and maintenance agreements with existing customers and their organizations. In order for us to improve our operating results, it is important that our existing customers make additional significant purchases of our products. If our customers do not purchase additional licenses or capabilities, our revenues may grow more slowly than expected, may not grow at all or may decline. Additionally, increasing incremental sales to our current customer base requires increasingly sophisticated and costly sales efforts that are targeted at senior management. There can be no assurance that our efforts would result in increased sales to existing customers, or upsells, and additional revenues. If our efforts to upsell to our customers are not successful, our business would suffer. Moreover, while most of our software is licensed and sold under perpetual license agreements, we also enter into term license agreements with some of our customers and have recently begun selling a SaaS-based product, Tableau Online, which is sold on a subscription basis. In addition, all of our maintenance and support agreements are sold on a term basis. In order for us to grow our revenues and increase profitability, it is important that our existing customers renew their maintenance and support agreements and their term licenses, if applicable, when the initial contract term expires. Our customers have no obligation to renew their term licenses or maintenance and support contracts with us after the initial terms have expired. Our customers’ renewal rates may decline or fluctuate as a result of a number of factors, including their satisfaction or dissatisfaction with our software or professional services, our pricing or pricing structure, the pricing or capabilities of products or services offered by our competitors, the effects of economic conditions, or reductions in our customers’ spending levels. If our customers do not renew their agreements with us, or renew on terms less favorable to us, our revenues may decline.

We derive substantially all of our revenues from a limited number of software products.

We currently derive and expect to continue to derive substantially all of our revenues from our Tableau Desktop, Tableau Server and Tableau Online software products. As such, the continued growth in market demand of these software products is critical to our continued success. Demand for our software is affected by a number of factors, including continued market acceptance of our products, the timing of development and release of new products by our competitors, price changes by us or by our competitors, technological change, growth or contraction in the traditional and expanding business analytics market, and general economic conditions and trends. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of our software, our business, results of operations, financial condition and growth prospects will be materially and adversely affected.

Our success depends on increasing the number and value of enterprise sales transactions, which typically involve a longer sales cycle, greater deployment challenges and additional support and services than sales to individual purchasers of our products.

Growth in our revenues and profitability depends in part on our ability to complete more and larger enterprise sales transactions. These larger transactions may involve significant customer negotiation. Enterprise customers may undertake a significant evaluation process, which can last from several months to a year or longer. For example, in recent periods, excluding renewals, our transactions over $100,000 have generally taken over three months to close. Any individual transaction may take substantially longer than three months to close. If our sales cycle were to lengthen in this manner, events may occur during this period that affect the size or timing of a purchase or even cause cancellations, which may lead to greater unpredictability in our business and results of operations. We will spend substantial time, effort and money on enterprise sales efforts without any assurance that our efforts will produce any sales.

We may also face unexpected deployment challenges with enterprise customers or more complicated installations of our software platform. It may be difficult to deploy our software platform if the customer has unexpected database, hardware or software technology issues. Additional deployment complexities may occur if a customer hires a third party to deploy or implement our products or if one of our indirect sales channel partners leads the implementation of our products. In addition, enterprise customers may demand more configuration and integration services, which increase our upfront investment in sales and deployment efforts, with no guarantee that these customers will increase the scope of their use. As a result of these factors, we must devote a significant amount of sales support and professional services resources to individual customers, increasing the cost and time required to complete sales. Any difficulties or delays in the initial implementation, configuration or integration of our products could cause customers to reject our software or lead to the delay or non-receipt of future orders which would harm our business, results of operations and financial condition.

If our new products and product enhancements do not achieve sufficient market acceptance, our results of operations and competitive position will suffer.

We spend substantial amounts of time and money to research and develop new software and enhanced versions of our existing software to incorporate additional features, improve functionality, function in concert with new technologies or changes to existing technologies and allow our customers to analyze a wide range of data sources. When we develop a new product or an enhanced version of an existing product, we typically incur expenses and expend resources upfront to market, promote and sell the new offering. Therefore, when we develop and introduce new or enhanced products, they must achieve high levels of market acceptance in order to justify the amount of our investment in developing and bringing them to market.

Further, we may make changes to our software that our customers do not find useful. We may also discontinue certain features, begin to charge for certain features that are currently free or increase fees for any of our features or usage of our software. We may also face unexpected problems or challenges in connection with new product or feature introductions.

Our new products or product enhancements, such as Tableau Online and our most recent release, Tableau 8.1, and changes to our existing software could fail to attain sufficient market acceptance for many reasons, including:

•	failure to predict market demand accurately in terms of software functionality and capability or to supply software that meets this demand in a timely fashion;

•	inability to operate effectively with the technologies, systems or applications of our existing or potential customers;

•	defects, errors or failures;

•	negative publicity about their performance or effectiveness;

•	delays in releasing our new software or enhancements to our existing software to the market;

•	the introduction or anticipated introduction of competing products by our competitors;

•	an ineffective sales force;

•	poor business conditions for our end-customers, causing them to delay purchases; and

•	the reluctance of customers to purchase software incorporating open source software.

In addition, because our products are designed to operate on and with a variety of systems, we will need to continuously modify and enhance our products to keep pace with changes in technology. We may not be successful in either developing these modifications and enhancements or in bringing them to market in a timely fashion.

If our new software or enhancements and changes do not achieve adequate acceptance in the market, our competitive position will be impaired, and our revenues could decline. The adverse effect on our results of operations may be particularly acute because of the significant research, development, marketing, sales and other expenses we will have incurred in connection with the new software or enhancements.

We are dependent on the continued services and performance of our senior management and other key personnel, the loss of any of whom could adversely affect our business.

Our future success depends in large part on the continued contributions of our senior management and other key personnel. In particular, the leadership of key management personnel is critical to the successful management of our company, the development of our products, and our strategic direction. We do not maintain “key person” insurance for any member of our senior management team or any of our other key employees. Our senior management and key personnel are all employed on an at-will basis, which means that they could terminate their employment with us at any time, for any reason and without notice. The loss of any of our key management personnel could significantly delay or prevent the achievement of our development and strategic objectives and adversely affect our business.

If we are unable to attract, integrate and retain additional qualified personnel, including top technical talent, our business could be adversely affected.

Our future success depends in part on our ability to identify, attract, integrate and retain highly skilled technical, managerial, sales and other personnel, including top technical talent from the industry and top research institutions. We face intense competition for qualified individuals from numerous other companies, including other software and technology companies, many of whom have greater financial and other resources than we do. These companies also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than those we have to offer. In addition, new hires often require significant training and, in many cases, take significant time before they achieve full productivity. We may incur significant costs to attract and retain qualified personnel, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. Moreover, new employees may not be or become as productive as we expect, as we may face challenges in adequately or appropriately integrating them into our workforce and culture. In addition, as we move into new geographies, we will need to attract and recruit skilled personnel in those areas. We have little experience with recruiting in geographies outside of the United States, and may face additional challenges in attracting, integrating and retaining international employees. If we are unable to attract, integrate and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements, on a timely basis or at all, our business will be adversely affected.

Volatility or lack of positive performance in our stock price may also affect our ability to attract and retain our key employees. Many of our senior management personnel and other key employees have become, or will soon become, vested in a substantial amount of stock or stock options. Employees may be more likely to leave us if the shares they own or the shares underlying their vested options have significantly appreciated in value relative to the original purchase prices of the shares or the exercise prices of the options, or, conversely, if the exercise prices of the options that they hold are significantly above the market price of our common stock. If we are unable to appropriately incentivize and retain our employees through equity compensation, or if we need to increase our compensation expenses in order to appropriately incentivize and retain our employees, our business, results of operations, financial condition and cash flows would be adversely affected.

Our growth depends on being able to expand our direct sales force successfully.

To date, most of our revenues have been attributable to the efforts of our direct sales force in the United States. In order to increase our revenues and profitability, we must increase the size of our direct sales force, both in the United States and internationally, to generate additional revenues from new and existing customers. We intend to substantially further increase our number of direct sales professionals.

We believe that there is significant competition for sales personnel with the skills and technical knowledge that we require. Our ability to achieve significant revenue growth will depend, in large part, on our success in recruiting, training and retaining sufficient numbers of direct sales personnel to support our growth. New hires require significant training and may take significant time before they achieve full productivity. Our recent hires and planned hires may not become productive as quickly as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business. In addition, as we continue to grow rapidly, a large percentage of our sales force will be new to our company and our products, which may adversely affect our sales if we cannot train our sales force quickly or effectively. Attrition rates may increase and we may face integration challenges as we continue to seek to aggressively expand our sales force. If we are unable to hire and train sufficient numbers of effective sales personnel, or the sales personnel are not successful in obtaining new customers or increasing sales to our existing customer base, our business will be adversely affected.

If we cannot maintain our corporate culture as we grow, we could lose the innovation, teamwork, passion and focus on execution that we believe contribute to our success, and our business may be harmed.

We believe that our corporate culture has been a critical component to our success. We have invested substantial time and resources in building our team. As we grow and mature as a public company, we may find it difficult to maintain our corporate culture. Any failure to preserve our culture could negatively affect our future success, including our ability to recruit and retain personnel and effectively focus on and pursue our corporate objectives.

Real or perceived errors, failures or bugs in our software could adversely affect our results of operations and growth prospects.

Because our software is complex, undetected errors, failures or bugs may occur, especially when new versions or updates are released. Our software is often installed and used in large-scale computing environments with different operating systems, system management software, and equipment and networking configurations, which may cause errors or failures of our software or other aspects of the computing environment into which it is deployed. In addition, deployment of our software into computing environments may expose undetected errors, compatibility issues, failures or bugs in our software. Despite testing by us, errors, failures or bugs may not be found in our software until it is released to our customers. Moreover, our customers could incorrectly implement or inadvertently misuse our software, which could result in customer dissatisfaction and adversely impact the perceived utility of our products as well as our brand. Any of these real or perceived errors, compatibility issues, failures or bugs in our software could result in negative publicity, reputational harm, loss of or delay in market acceptance of our software, loss of competitive position or claims by customers for losses sustained by them. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help correct the problem. Alleviating any of these problems could require significant expenditures of our capital and other resources and could cause interruptions, delays or cessation of our licensing, which could cause us to lose existing or potential customers and could adversely affect our results of operations and growth prospects.

Interruptions or performance problems associated with our technology and infrastructure may adversely affect our business and results of operations.

We have in the past experienced, and may in the future experience, performance issues due to a variety of factors, including infrastructure changes, human or software errors, website or third-party hosting disruptions or capacity constraints due to a number of potential causes including technical failures, cyber-attacks, security vulnerabilities, natural disasters or fraud. If our security is compromised, our website is unavailable or our users are unable to download our software within a reasonable amount of time or at all, our business could be negatively affected. Moreover, if our security measures, products or services are subject to cyber-attacks that degrade or deny the ability of users to access our website, products or services, our products or services may be perceived as unsecure and we may incur significant legal and financial exposure. In particular, our cloud-based products Tableau Online and Tableau Public may be especially vulnerable to interruptions or performance problems. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. These cloud-based products are hosted at third-party data centers that are not under our direct control. If these data centers were to be damaged or suffer disruption, our ability to provide these products to our customers could be impaired and our reputation could be harmed.

In addition, it may become increasingly difficult to maintain and improve our website performance, especially during peak usage times and as our software becomes more complex and our user traffic increases. Adverse consequences could include unanticipated system disruptions, slower response times, degradation in level of customer support and impaired quality of users’ experiences, and could result in customer dissatisfaction and the loss of existing customers. We expect to continue to make significant investments to maintain and improve website performance and security and to enable rapid and secure releases of new features and applications for our software. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and results of operations may be adversely affected.

We also rely on SaaS technologies from third parties in order to operate critical functions of our business, including financial management services from NetSuite Inc. and customer relationship management services from salesforce.com, inc. If these services become unavailable due to extended outages or interruptions, security vulnerabilities or cyber-attacks, or because they are no longer available on commercially reasonably terms or prices, our expenses could increase, our ability to manage these critical functions could be interrupted and our processes for managing sales of our software and supporting our customers could be impaired until equivalent services, if available, are identified, obtained and implemented, all of which could adversely affect our business.

Our products use third-party software and services that may be difficult to replace or cause errors or failures of our products that could lead to a loss of customers or harm to our reputation and our operating results.

We license third-party software and depend on services from various third parties for use in our products. In the future, this software or these services may not be available to us on commercially reasonable terms, or at all. Any loss of the right to use any of the software or services could result in decreased functionality of our products until equivalent technology is either developed by us or, if available from another provider, is identified, obtained and integrated, which could harm our business.

In addition, any errors or defects in or failures of the third-party software or services could result in errors or defects in our products or cause our products to fail, which could harm our business and be costly to correct. Many of these providers attempt to impose limitations on their liability for such errors, defects or failures, and if enforceable, we may have additional liability to our customers or third-party providers that could harm our reputation and increase our operating costs.

We will need to maintain our relationships with third-party software and service providers, and to obtain software and services from such providers that do not contain any errors or defects. Any failure to do so could adversely impact our ability to deliver effective products to our customers and could harm our operating results.

If customers demand products that provide business analytics via a SaaS business model, our business could be adversely affected.

In recent years, we believe that companies have begun to expect that key software be provided through a SaaS model, and customers may eventually require that we provide our product via a SaaS deployment. We have recently launched Tableau Online, our cloud-based service that provides our software’s core capabilities as a commercial SaaS offering. We anticipate using our current cash or future cash flows to fund further development of this product, and we may encounter difficulties that cause our costs to exceed our current expectations. Moreover, to commercially provide this product at scale, we will need to make additional investments in related infrastructure such as server farms, data centers, network bandwidth and technical operations personnel. All of these investments will negatively affect our operating results. Even if we make these investments, we may be unsuccessful in achieving significant market acceptance of this new product. Moreover, sales of a potential future SaaS offering by our competitors could adversely affect sales of all of our existing products. In addition, increasing sales of our SaaS offering could cannibalize license sales of our on-premise desktop and server products to our existing and prospective customers, which could negatively impact our overall sales growth. The migration of our customers to a SaaS model would also change the manner in which we recognize revenue, which could adversely affect our operating results and business operations.

Our success depends on our ability to maintain and expand our indirect sales channels.

Historically, we have used indirect sales channel partners, such as original equipment manufacturers, technology partners, systems integrators and resellers, to a limited degree. Indirect sales channel partners are becoming an increasingly important aspect of our business, particularly with regard to enterprise and international sales. Our future growth in revenues and profitability depends in part on our ability to identify, establish and retain successful channel partner relationships in the United States and internationally, which will take significant time and resources and involve significant risk.

We cannot be certain that we will be able to identify suitable indirect sales channel partners. To the extent we do identify such partners, we will need to negotiate the terms of a commercial agreement with them under which the partner would distribute our products. We cannot be certain that we will be able to negotiate commercially-attractive terms with any channel partner, if at all. In addition, all channel partners must be trained to distribute our products. In order to develop and expand our distribution channel, we must develop and improve our processes for channel partner introduction and training.

We also cannot be certain that we will be able to maintain successful relationships with any channel partners. These channel partners may not have an exclusive relationship with us, and may offer customers the products of several different companies, including products that compete with ours. With or without an exclusive relationship, we cannot be certain that they will prioritize or provide adequate resources for selling our products. A lack of support by any of our channel partners may harm our ability to develop, market, sell or support our products, as well as harm our brand. There can be no assurance that our channel partners will comply with the terms of our commercial agreements with them or will continue to work with us when our commercial agreements with them expire or are up for renewal. If we are unable to maintain our relationships with these channel partners, or these channel partners fail to live up to their contractual obligations, our business, results of operations and financial condition could be harmed.

Our long-term growth depends in part on being able to expand internationally on a profitable basis.

Historically, we have generated a substantial majority of our revenues from customers inside the United States and Canada. For example, approximately 80% of our total revenues in 2013 was derived from sales within the United States and Canada. We have begun to expand internationally and plan to continue to expand our international operations as part of our growth strategy. Expanding our international operations will subject us to a variety of risks and challenges, including:

•	increased management, travel, infrastructure and legal compliance costs associated with having multiple international operations;

•	management communication and integration problems resulting from geographic dispersion and language and cultural differences;

•	sales and customer service challenges associated with operating in different countries;

•	increased reliance on indirect sales channel partners outside the United States;

•	longer payment cycles and difficulties in collecting accounts receivable or satisfying revenue recognition criteria, especially in emerging markets;

•	increased financial accounting and reporting burdens and complexities;

•	general economic or political conditions in each country or region;

•	economic uncertainty around the world and adverse effects arising from economic interdependencies across countries and regions;

•	compliance with foreign laws and regulations and the risks and costs of non-compliance with such laws and regulations;

•

compliance with laws and regulations for foreign operations, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, import and export control laws, tariffs, trade barriers, economic sanctions and other regulatory or contractual limitations on our ability to sell our software in certain foreign markets, and the risks and costs of non-compliance;

•

heightened risks of unfair or corrupt business practices in certain geographies and of improper or fraudulent sales arrangements that may impact financial results and result in restatements of financial statements and irregularities in financial statements;

•	fluctuations in currency exchange rates and related effects on our results of operations;

•	difficulties in transferring or, if we determine to do so, repatriating funds from or converting currencies in certain countries;

•	the need for localized software and licensing programs;

•	reduced protection for intellectual property rights in certain countries and practical difficulties and costs of enforcing rights abroad; and

•	compliance with the laws of numerous foreign taxing jurisdictions and overlapping of different tax regimes.

Any of these risks could adversely affect our international operations, reduce our international revenues or increase our operating costs, adversely affecting our business, results of operations and financial condition and growth prospects.

For example, compliance with laws and regulations applicable to our international operations increases our cost of doing business in foreign jurisdictions. We may be unable to keep current with changes in government requirements as they change from time to time. Failure to comply with these regulations could have adverse effects on our business. In addition, in many foreign countries it is common for others to engage in business practices that are prohibited by our internal policies and procedures or U.S. laws and regulations applicable to us. We have not historically had formal policies with respect to these laws and regulations, and have only recently begun to implement compliance procedures designed to prevent violations of these laws and regulations. There can be no assurance that all of our employees, contractors, indirect sales channel partners and agents will comply with the formal policies we will implement, or applicable laws and regulations. Violations of laws or key control policies by our employees, contractors, channel partners or agents could result in delays in revenue recognition, financial reporting misstatements, fines, penalties, or the prohibition of the importation or exportation of our software and services and could have a material adverse effect on our business and results of operations.

Our business is highly dependent upon our brand recognition and reputation, and the failure to maintain or enhance our brand recognition or reputation would likely adversely affect our business and results of operations.

We believe that maintaining and enhancing the Tableau brand identity and our reputation are critical to our relationships with our customers and channel partners and to our ability to attract new customers and channel partners. We also believe that the importance of our brand recognition and reputation will continue to increase as competition in our market continues to develop. Our success in this area will depend on a wide range of factors, some of which are beyond our control, including the following:

•	the efficacy of our marketing efforts;

•	our ability to continue to offer high-quality, innovative and error- and bug-free products;

•	our ability to retain existing customers and obtain new customers;

•	our ability to maintain high customer satisfaction;

•	the quality and perceived value of our products;

•	our ability to successfully differentiate our products from those of our competitors;

•	actions of our competitors and other third parties;

•	our ability to provide customer support and professional services;

•	any misuse or perceived misuse of our products;

•	positive or negative publicity;

•	interruptions, delays or attacks on our website; and

•	litigation- or regulatory-related developments.

Our brand promotion activities may not be successful or yield increased revenues.

Independent industry analysts often provide reviews of our products, as well as those of our competitors, and perception of our products in the marketplace may be significantly influenced by these reviews. If these reviews are negative, or less positive as compared to those of our competitors’ products and services, our brand may be adversely affected.

Furthermore, negative publicity, whether or not justified, relating to events or activities attributed to us, our employees, our partners or others associated with any of these parties, may tarnish our reputation and reduce the value of our brand. Damage to our reputation and loss of brand equity may reduce demand for our products and have an adverse effect on our business, operating results and financial condition. Moreover, any attempts to rebuild our reputation and restore the value of our brand may be costly and time consuming, and such efforts may not ultimately be successful.

Economic uncertainties or downturns could materially adversely affect our business.

Current or future economic uncertainties or downturns could adversely affect our business and results of operations. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, the continued sovereign debt crisis, potential future government shutdowns, the federal government’s failure to raise the debt ceiling, financial and credit market fluctuations, political deadlock, natural catastrophes, warfare and terrorist attacks on the United States, Europe, the Asia Pacific region or elsewhere, could cause a decrease in business investments, including corporate spending on business analytics software in general and negatively affect the rate of growth of our business.

Although legislation was recently passed to fund the federal government and lift the debt ceiling, the law only does so through March 2015, and legislators will have to negotiate a longer-term solution later this year, which could lead to additional shutdowns or other disruptions. In addition, general worldwide economic conditions have experienced a significant downturn and continue to remain unstable. These conditions make it extremely difficult for our customers and us to forecast and plan future business activities accurately, and they could cause our customers to reevaluate their decisions to purchase our products, which could delay and lengthen our sales cycles or result in cancellations of planned purchases. Furthermore, during challenging economic times our customers may tighten their budgets and face issues in gaining timely access to sufficient credit, which could result in an impairment of their ability to make timely payments to us. In turn, we may be required to increase our allowance for doubtful accounts, which would adversely affect our financial results.

To the extent purchases of our software are perceived by customers and potential customers to be discretionary, our revenues may be disproportionately affected by delays or reductions in general information technology spending. Also, customers may choose to develop in-house software as an alternative to using our products. Moreover, competitors may respond to market conditions by lowering prices and attempting to lure away our customers. In addition, the increased pace of consolidation in certain industries may result in reduced overall spending on our software.

We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry. If the economic conditions of the general economy or industries in which we operate do not improve, or worsen from present levels, our business, results of operations, financial condition and cash flows could be adversely affected.

If currency exchange rates fluctuate substantially in the future, the results of our operations, which are reported in U.S. dollars, could be adversely affected.

As we continue to expand our international operations, we become more exposed to the effects of fluctuations in currency exchange rates. Although we expect an increasing number of sales contracts to be denominated in currencies other than the U.S. dollar in the future, our sales contracts have historically been denominated in U.S. dollars, and therefore most of our revenues have not been subject to foreign currency risk. However, a strengthening of the U.S. dollar could increase the real cost of our software to our customers outside of the United States, which could adversely affect our business, results of operations, financial condition and cash flows. In addition, we incur expenses for employee compensation and other operating expenses at our non-U.S. locations in the local currency. Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in the dollar equivalent of such expenses being higher. This could have a negative impact on our reported results of operations. Although we may in the future decide to undertake foreign exchange hedging transactions to cover a portion of our foreign currency exchange exposure, we currently do not hedge our exposure to foreign currency exchange risks.

Failure to protect our intellectual property rights could adversely affect our business.

Our success depends, in part, on our ability to protect proprietary methods and technologies that we develop or license under patent and other intellectual property laws of the United States, so that we can prevent others from using our inventions and proprietary information. If we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology, and our business might be adversely affected. However, defending our intellectual property rights might entail significant expenses. Any of our patent rights, copyrights, trademarks or other intellectual property rights may be challenged by others, weakened or invalidated through administrative process or litigation.

As of December 31, 2013, we had ten issued U.S. patents covering our technology and 12 patent applications pending for examination in the United States. The patents that we own or license from others (including those that have issued or may issue in the future) may not provide us with any competitive advantages or may be challenged by third parties, and our patent applications may never be granted.

Additionally, the process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these patents will adequately protect our intellectual property, as the legal standards relating to the validity, enforceability and scope of protection of patent and other intellectual property rights are uncertain.

Any patents that are issued may subsequently be invalidated or otherwise limited, allowing other companies to develop offerings that compete with ours, which could adversely affect our competitive business position, business prospects and financial condition. In addition, issuance of a patent does not guarantee that we have a right to practice the patented invention. Patent applications in the United States are typically not published until 18 months after filing or, in some cases, not at all, and publications of discoveries in industry-related literature lag behind actual discoveries. We cannot be certain that third parties do not have blocking patents that could be used to prevent us from marketing or practicing our patented software or technology.

Effective patent, trademark, copyright and trade secret protection may not be available to us in every country in which our software is available. The laws of some foreign countries may not be as protective of intellectual property rights as those in the United States (in particular, some foreign jurisdictions do not permit patent protection for software), and mechanisms for enforcement of intellectual property rights may be inadequate. Additional uncertainty may result from changes to intellectual property legislation enacted in the United States, including the recent America Invents Act, and other national governments and from interpretations of the intellectual property laws of the United States and other countries by applicable courts and agencies. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

We rely in part on trade secrets, proprietary know-how and other confidential information to maintain our competitive position. Although we endeavor to enter into non-disclosure agreements with our employees, licensees and others who may have access to this information, we cannot assure you that these agreements or other steps we have taken will prevent unauthorized use, disclosure or reverse engineering of our technology. Moreover, third parties may independently develop technologies or products that compete with ours, and we may be unable to prevent this competition.

We might be required to spend significant resources to monitor and protect our intellectual property rights. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third parties to assert counterclaims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially viable. Any litigation, whether or not resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel, which may adversely affect our business, results of operations, financial condition and cash flows.

We may be subject to intellectual property rights claims by third parties, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.

Companies in the software and technology industries, including some of our current and potential competitors, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. The litigation may involve patent holding companies or other adverse patent owners that have no relevant product revenues and against which our patents may therefore provide little or no deterrence. We have received, and may in the future receive, notices that claim we have misappropriated, misused, or infringed other parties’ intellectual property rights, and, to the extent we gain greater market visibility, we face a higher risk of being the subject of intellectual property infringement claims, which is not uncommon with respect to the business analytics software market.

There may be third-party intellectual property rights, including issued or pending patents that cover significant aspects of our technologies or business methods. Any intellectual property claims, with or without merit, could be very time-consuming, could be expensive to settle or litigate and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights. These claims could also result in our having to stop using technology found to be in violation of a third party’s rights. We might be required to seek a license for the intellectual property, which may not be available on reasonable terms or at all. Even if a license were available, we could be required to pay significant royalties, which would increase our operating expenses. As a result, we may be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop technology for any infringing aspect of our business, we would be forced to limit or stop sales of our software and may be unable to compete effectively. Any of these results would adversely affect our business, results of operations, financial condition and cash flows.

Our use of open source software could negatively affect our ability to sell our software and subject us to possible litigation.

We use open source software in our software and expect to continue to use open source software in the future. We may face claims from others claiming ownership of, or seeking to enforce the license terms applicable to such open source software, including by demanding release of the open source software, derivative works or our proprietary source code that was developed using such software. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our software, any of which would have a negative effect on our business and results of operations. In addition, if the license terms for the open source code change, we may be forced to re-engineer our software or incur additional costs. Finally, we cannot assure you that we have not incorporated open source software into our software in a manner that may subject our proprietary software to an open source license that requires disclosure, to customers or the public, of the source code to such proprietary software. Any such disclosure would have a negative effect on our business and the value of our software.

We may be subject to litigation for a variety of claims, which could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business.

In addition to intellectual property litigation, we may be subject to other claims arising from our normal business activities. These may include claims, suits, and proceedings involving labor and employment, wage and hour, commercial and other matters. The outcome of any litigation, regardless of its merits, is inherently uncertain. Any claims and lawsuits, and the disposition of such claims and lawsuits, could be time-consuming and expensive to resolve, divert management attention and resources, and lead to attempts on the part of other parties to pursue similar claims. Any adverse determination related to litigation could adversely affect our results of operations, harm our reputation or otherwise negatively impact our business. In addition, depending on the nature and timing of any such dispute, a resolution of a legal matter could materially affect our future results of operations, our cash flows or both.

Our success depends in part on maintaining and increasing our sales to customers in the public sector.

We derive a portion of our revenues from contracts with federal, state, local and foreign governments and agencies, and we believe that the success and growth of our business will continue to depend on our successful procurement of government contracts. Selling to government entities can be highly competitive, expensive and time consuming, often requiring significant upfront time and expense without any assurance that our efforts will produce any sales. Factors that could impede our ability to maintain or increase the amount of revenues derived from government contracts include:

•	changes in fiscal or contracting policies;

•	decreases in available government funding;

•	changes in government programs or applicable requirements;

•	the adoption of new laws or regulations or changes to existing laws or regulations;

•	potential delays or changes in the government appropriations or other funding authorization processes;

•	governments and governmental agencies requiring contractual terms that are unfavorable to us, such as most-favored-nation pricing provisions; and

•	delays in the payment of our invoices by government payment offices.

The occurrence of any of the foregoing could cause governments and governmental agencies to delay or refrain from purchasing our software in the future or otherwise have an adverse effect on our business, results of operations, financial condition and cash flows.

Further, to increase our sales to customers in the public sector, we must comply with laws and regulations relating to the formation, administration, performance and pricing of contracts with the public sector, including U.S. federal, state and local governmental bodies, which affect how we and our channel partners do business in connection with governmental agencies. These laws and regulations may impose added costs on our business, and failure to comply with these laws and regulations or other applicable requirements, including non-compliance in the past, could lead to claims for damages from our channel partners or government customers, penalties, termination of contracts, loss of intellectual property rights and temporary suspension or permanent debarment from government contracting. Any such damages, penalties, disruptions or limitations in our ability to do business with the public sector could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Future acquisitions could disrupt our business and adversely affect our results of operations, financial condition and cash flows.

We may choose to expand by making acquisitions that could be material to our business, results of operations, financial condition and cash flows. Our ability as an organization to successfully acquire and integrate technologies or businesses is unproven. Acquisitions involve many risks, including the following:

•

an acquisition may negatively affect our results of operations, financial condition or cash flows because it may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, including potential write-downs of deferred revenues, may expose us to claims and disputes by third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;

•

we may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel or operations of any company that we acquire, particularly if key personnel of the acquired company decide not to work for us;

•	an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;

•

an acquisition may result in a delay or reduction of customer purchases for both us and the company we acquired due to customer uncertainty about continuity and effectiveness of service from either company;

•	we may encounter difficulties in, or may be unable to, successfully sell any acquired products;

•	an acquisition may involve the entry into geographic or business markets in which we have little or no prior experience or where competitors have stronger market positions;

•	challenges inherent in effectively managing an increased number of employees in diverse locations;

•	the potential strain on our financial and managerial controls and reporting systems and procedures;

•	potential known and unknown liabilities associated with an acquired company;

•	our use of cash to pay for acquisitions would limit other potential uses for our cash;

•	if we incur debt to fund such acquisitions, such debt may subject us to material restrictions on our ability to conduct our business as well as financial maintenance covenants;

•	the risk of impairment charges related to potential write-downs of acquired assets or goodwill in future acquisitions;

•

to the extent that we issue a significant amount of equity or convertible debt securities in connection with future acquisitions, existing stockholders may be diluted and earnings per share may decrease; and

•	managing the varying intellectual property protection strategies and other activities of an acquired company.

We may not succeed in addressing these or other risks or any other problems encountered in connection with the integration of any acquired business. The inability to integrate successfully the business, technologies, products, personnel or operations of any acquired business, or any significant delay in achieving integration, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We may require additional capital to fund our business and support our growth, and our inability to generate and obtain such capital on acceptable terms, or at all, could harm our business, operating results, financial condition and prospects.

We intend to continue to make substantial investments to fund our business and support our growth. In addition, we may require additional funds to respond to business challenges, including the need to develop new features or enhance our software, improve our operating infrastructure or acquire or develop complementary businesses and technologies. As a result, we may need to engage in equity or debt financings to provide the funds required for these and other business endeavors. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain such additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be adversely affected. In addition, our inability to generate or obtain the financial resources needed may require us to delay, scale back, or eliminate some or all of our operations, which may have a material adverse effect on our business, operating results, financial condition and prospects.

Governmental export or import controls could limit our ability to compete in foreign markets and subject us to liability if we violate them.

Our products are subject to U.S. export controls, and we incorporate encryption technology into certain of our products. These products and the underlying technology may be exported only with the required export authorizations, including by license, a license exception or other appropriate government authorizations. U.S. export controls may require submission of an encryption registration, product classification and annual or semi-annual reports. Governmental regulation of encryption technology and regulation of imports or exports of encryption products, or our failure to obtain required import or export authorization for our products, when applicable, could harm our international sales and adversely affect our revenues. Compliance with applicable regulatory requirements regarding the export of our products, including with respect to new releases of our software, may create delays in the introduction of our product releases in international markets, prevent our customers with international operations from deploying our products or, in some cases, prevent the export of our products to some countries altogether. Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products and services to countries, governments and persons targeted by U.S. sanctions. If we fail to comply with export and import regulations and such economic sanctions, we may be fined or other penalties could be imposed, including a denial of certain export privileges. Moreover, any new export or import restrictions, new legislation or shifting approaches in the enforcement or scope of existing regulations, or in the countries, persons or technologies targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers with international operations. Any decreased use of our products or limitation on our ability to export or sell our products would likely adversely affect our business, financial condition and results of operations.

We may have additional tax liabilities, which could harm our business, operating results, financial condition and prospects.

Significant judgments and estimates are required in determining the provision for income taxes and other tax liabilities. Our tax expense may be impacted if our intercompany transactions, which are required to be computed on an arm’s-length basis, are challenged and successfully disputed by the tax authorities. Also, our tax expense could be impacted depending on the applicability of withholding taxes and indirect tax on software licenses and related intercompany transactions in certain jurisdictions. In determining the adequacy of income taxes, we assess the likelihood of adverse outcomes that could result if our tax positions were challenged by the Internal Revenue Service, or IRS, and other tax authorities. The tax authorities in the United States and other countries where we do business regularly examine our income and other tax returns. The ultimate outcome of these examinations cannot be predicted with certainty. Should the IRS or other tax authorities assess additional taxes as a result of examinations, we may be required to record charges to operations that could have a material impact on the results of operations, financial position or cash flows.

Determining our income tax rate is complex and subject to uncertainty.

The computation of provision for income tax is complex, as it is based on the laws of numerous taxing jurisdictions and requires significant judgment on the application of complicated rules governing accounting for tax provisions under GAAP. Provision for income tax for interim quarters is based on a forecast of our U.S. and non-U.S. effective tax rates for the year, which includes forward looking financial projections, including the expectations of profit and loss by jurisdiction, and contains numerous assumptions. Various items cannot be accurately forecasted and future events may be treated as discrete to the period in which they occur. Our provision for income tax can be materially impacted, for example, by the geographical mix of our profits and losses, changes in our business, such as internal restructuring and acquisitions, changes in tax laws and accounting guidance and other regulatory, legislative or judicial developments, tax audit determinations, changes in our uncertain tax positions, changes in our intent and capacity to permanently reinvest foreign earnings, changes to our transfer pricing practices, tax deductions attributed to equity compensation and changes in our need for a valuation allowance for deferred tax assets. For these reasons, our actual income taxes may be materially different than our provision for income tax.

The enactment of legislation implementing changes in the U.S. taxation of international business activities or the adoption of other tax reform policies could materially impact our financial position and results of operations.

Recent changes to U.S. tax laws, including limitations on the ability of taxpayers to claim and utilize foreign tax credits, as well as changes to U.S. tax laws that may be enacted in the future, could impact the tax treatment of our foreign earnings. Due to expansion of our international business activities, any changes in the U.S. taxation of such activities may increase our worldwide effective tax rate and adversely affect our financial position and results of operations.

Our international operations subject us to potentially adverse tax consequences.

We generally conduct our international operations through wholly-owned subsidiaries, branches and representative offices and report our taxable income in various jurisdictions worldwide based upon our business operations in those jurisdictions. In December 2012, we more closely aligned our corporate structure with our international expansion, establishing a wholly-owned subsidiary in Ireland to provide order processing, technical and administrative support to all of our international operations, except for Canada and Japan, and transferring ownership of our Germany, Singapore and United Kingdom subsidiaries to this Irish entity. Such intercompany relationships are subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions. The relevant taxing authorities may disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and our position were not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations.

Natural or man-made disasters and other similar events may significantly disrupt our business, and negatively impact our results of operations and financial condition.

Any of our facilities may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, tornadoes, hurricanes, wildfires, floods, nuclear disasters, acts of terrorism or other criminal activities, infectious disease outbreaks, and power outages, which may render it difficult or impossible for us to operate our business for some period of time. For example, we host our Tableau Online and Tableau Public products from a data center located in the San Francisco Bay Area, a region known for seismic activity. Our facilities would likely be costly to repair or replace, and any such efforts would likely require substantial time. Any disruptions in our operations could negatively impact our business and results of operations, and harm our reputation. In addition, we may not carry business insurance or may not carry sufficient business insurance to compensate for losses that may occur. Any such losses or damages could have a material adverse effect on our business, results of operations and financial condition. In addition, the facilities of significant customers or major strategic partners may be harmed or rendered inoperable by such natural or man-made disasters, which may cause disruptions, difficulties or material adverse effects on our business.

The forecasts of market growth included in this prospectus or incorporated by reference may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, we cannot assure you our business will grow at similar rates, if at all.

Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates which may not prove to be accurate. The forecasts in this prospectus relating to the expected growth in the business analytics software market may prove to be inaccurate. For more information regarding the forecasts of market growth included in this prospectus, see the section titled “Market, Industry and Other Data.”

Changes in financial accounting standards may cause adverse and unexpected revenue fluctuations and impact our reported results of operations.

A change in accounting standards or practices could harm our operating results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may harm our operating results or the way we conduct our business.

Risks Related to this Offering and Ownership of Our Class A Common Stock

Our stock price has been and will likely continue to be volatile or may decline regardless of our operating performance, resulting in substantial losses for investors purchasing shares in this offering.

The trading price for shares of our Class A common stock has been, and is likely to continue to be, volatile for the foreseeable future. For example, since shares of our Class A common stock were sold in our initial public offering in May 2013 at a price of $31.00 per share, the closing price of our Class A common stock on the New York Stock Exchange has ranged from $48.53 per share to $102.37 per share through March 13, 2014. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including the factors listed below and other factors described in this “Risk Factors” section:

•	actual or anticipated fluctuations in our results of operations;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•

failure of securities analysts to initiate or maintain coverage of our company, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	ratings changes by any securities analysts who follow our company;

•	announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

•	changes in our board of directors or management;

•	sales of large blocks of our Class A common stock, including sales by our executive officers, directors and significant stockholders;

•	lawsuits threatened or filed against us;

•	short sales, hedging and other derivative transactions involving our capital stock;

•	general economic conditions in the United States and abroad; and

•	other events or factors, including those resulting from war, incidents of terrorism or responses to these events.

In addition, stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect our business, results of operations, financial condition and cash flows.

Substantial future sales of shares of our Class A common stock could cause the market price of our Class A common stock to decline.

Sales of a substantial number of shares of our Class A common stock into the public market, or the perception that these sales might occur, could depress the market price of our Class A common stock and could impair our ability to raise capital through the sale of additional equity securities. In connection with this offering, we and our executive officers have signed lock-up agreements with the underwriters under which they have agreed that they will not, for a period ending 90 days after the date of this prospectus, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or hedge any of our shares of capital stock, any options or warrants to purchase shares of our capital stock or any securities convertible into, or exchangeable for or that represent the right to receive shares of our capital stock, subject to certain exceptions as described below in the section titled “Underwriting.” We are unable to predict the effect that such sales may have on the prevailing market price of our common stock.

In addition, as of December 31, 2013, we had options outstanding that, if fully exercised, would result in the issuance of approximately 12,236,400 shares of Class A and Class B common stock. All of the shares of Class A common stock issuable upon the exercise of options (or upon conversion of shares of Class B common stock issued upon the exercise of options) have been registered for public resale under the Securities Act of 1933, as amended, or the Securities Act. Accordingly, these shares will be able to be freely sold in the public market upon issuance as permitted by any applicable vesting requirements.

As of December 31, 2013, the holders of approximately 12,900,000 shares of Class A and Class B common stock have rights, subject to some conditions, to require us to file registration statements for the public resale of the Class A common stock issuable upon conversion of such shares or to include such shares in registration statements that we may file for Tableau or other stockholders.

Sales and issuances of our capital stock in this offering or sales and issuances of our capital stock or rights to purchase capital stock in the future could result in dilution of the percentage ownership of our stockholders and could cause our stock price to decline.

We may issue additional securities following the completion of this offering. Future sales and issuances of our capital stock or rights to purchase our capital stock could result in substantial dilution to our existing stockholders. We may sell Class A common stock, convertible securities and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, investors may be materially diluted. New investors in such subsequent transactions could gain rights, preferences and privileges senior to those of holders of our Class A common stock.

If securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our Class A common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business, our market and our competitors. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

The dual class structure of our common stock and the existing ownership of capital stock by our executive officers, directors and their affiliates have the effect of concentrating voting control with our executive officers, directors and their affiliates for the foreseeable future, which will limit the ability of our other investors to influence corporate matters.

Our Class B common stock has ten votes per share and our Class A common stock has one vote per share. As of December 31, 2013, the holders of shares of Class B common stock collectively beneficially owned shares representing approximately 92% of the voting power of our outstanding capital stock. Our executive officers and directors and their affiliates, which include funds affiliated with New Enterprise Associates, collectively beneficially owned shares representing a substantial majority of the voting power of our outstanding capital stock as of that date. Consequently, the holders of Class B common stock, including our executive officers and directors and their affiliates, collectively control all matters submitted to our stockholders for approval. This concentrated control limits the ability of our other investors to influence corporate matters for the foreseeable future. For example, these stockholders control elections of directors, amendments of our certificate of incorporation or bylaws, increases to the number of shares available for issuance under our equity incentive plans or adoption of new equity incentive plans, and approval of any merger or sale of assets for the foreseeable future. This control may adversely affect the market price of our Class A common stock.

Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, which will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term, which may include our executive officers and directors and their affiliates.

We will be obligated to develop and maintain proper and effective internal control over financial reporting. If we fail to do so in a timely manner, or our internal control over financial reporting is not determined to be effective, this may adversely affect investor confidence in our company and, as a result, the value of our Class A common stock.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as early as the fiscal year ending December 31, 2014. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on our internal control over financial reporting, provided that our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report required to be filed with the SEC following the later of the date we are deemed to be an “accelerated filer” or a “large accelerated filer,” each as defined in the Exchange Act, or the date we are no longer an “emerging growth company,” as defined in the JOBS Act. We will be required to disclose changes made in our internal control and procedures on a quarterly basis. To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

We are in the early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective.

If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our Class A or Class B common stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and bylaws include provisions that:

•	establish a classified board of directors so that not all members of our board of directors are elected at one time;

•	permit the board of directors to establish the number of directors and fill any vacancies and newly-created directorships;

•	provide that directors may only be removed for cause;

•	require super-majority voting to amend some provisions in our certificate of incorporation and bylaws;

•	authorize the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;

•	eliminate the ability of our stockholders to call special meetings of stockholders;

•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

•	provide that the board of directors is expressly authorized to make, alter or repeal our bylaws; and

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any holder of at least 15% of our capital stock for a period of three years following the date on which the stockholder became a 15% stockholder.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” or the negative or plural of these words or similar expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•	the anticipated benefits associated with the use of our products;

•	our ability to continue to increase adoption of our products by our existing customers;

•	our ability to expand our customer base and the business analytics market;

•	potential benefits associated with our “land and expand” business model, including potential for a degree of financial visibility;

•	industry and technology trends;

•	economic and financial conditions;

•	future investments in our business, including in our technology, sales and marketing, and infrastructure;

•	the efficacy of our sales and marketing efforts;

•	our plans to continue to innovate and advance our products and bring them to market in a timely manner;

•	our ability to effectively scale and adapt our technology;

•	the effects of increased competition and our ability to compete effectively;

•	our ability to effectively manage our growth;

•	our plans to continue to expand internationally;

•	our plans to continue to foster our user community and maintain our culture;

•	our ability to attract and retain qualified employees and key personnel;

•	our ability to maintain and expand our distribution channels and partner ecosystem;

•	our ability to maintain, protect and enhance our brand and intellectual property;

•

our financial performance, including our revenues, cost of revenues, gross profit and gross margin, operating expenses, ability to continue to generate positive cash flow and ability to sustain profitability;

•	the effects of seasonal trends on our results of operations;

•	trends with respect to our time to close transactions;

•	our ability to realize the intended tax benefits of our corporate structure and intercompany arrangements;

•	costs associated with defending intellectual property infringement and other claims;

•	our ability to comply with laws and regulations;

•	our plans for the Tableau Foundation;

•	our plans with respect to our customer conferences; and

•	our future capital requirements and estimates regarding the sufficiency of our cash resources.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus, the documents incorporated by reference into this prospectus and the documents that we reference in this prospectus and that we have also filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

The following reports described herein represent data, research opinion or viewpoints published as part of a syndicated subscription service by each of the respective publishers thereof and are not representations of fact. Such reports speak as of their respective original publication dates (and not as of the date of this prospectus) and the opinions expressed in such reports are subject to change without notice.

The industry publications, reports, surveys and forecasts containing the market and industry data cited in this prospectus are provided below:

1.	IDC Digital Universe Study, sponsored by EMC Corporation, December 2012.

2.	IDC, “Market Analysis: Worldwide Business Analytics Software 2013-2017 Forecast and 2012 Vendor Shares,” Doc# 241689, June 2013.

3.	IDC, “Market Analysis: Worldwide Business Analytics Software 2013-2017 Forecast,” Doc# 245099, December 2013.

4.	Forrester Research, Inc., “Info Workers Will Erase The Boundary Between Enterprise and Consumer Technologies,” August 30, 2012.

5.	Forrester Research, Inc., Forrsights Workforce Employee Survey, Q4 2012.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of Class A common stock offered by us of approximately $         million, based upon an assumed offering price of $         per share, the last reported sale price of our Class A common stock on the New York Stock Exchange on March     , 2014, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters’ option to purchase additional shares of Class A common stock is exercised in full, we estimate that we will receive additional net proceeds of approximately $         million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

The principal purposes of this offering are to increase our public float and financial flexibility. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. However, we currently intend to use the net proceeds to us from this offering primarily for general corporate purposes, including working capital, sales and marketing activities, general and administrative matters and capital expenditures. We may also use a portion of the net proceeds from this offering for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any such acquisitions or investments. We will have broad discretion over the uses of the net proceeds from this offering. Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market funds, certificates of deposit, commercial paper and obligations of the U.S. government and government agencies.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following selected consolidated financial and other data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our audited consolidated financial statements and related notes incorporated by reference in this prospectus. We have derived the consolidated statements of operations data for the years ended December 31, 2011, 2012 and 2013 and the consolidated balance sheets data as of December 31, 2012 and 2013 from our audited consolidated financial statements that are incorporated by reference in this prospectus. We have derived the consolidated statements of operations data for the years ended December 31, 2009 and 2010 and consolidated balance sheets data as of December 31, 2009, 2010 and 2011 from our audited consolidated financial statements that are not included or incorporated by reference in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,
	2009	2010	2011	2012	2013
	(in thousands, except per share data)

Consolidated Statements of Operations Data:
Revenues
License	$11,684	$24,223	$44,414	$89,883	$159,930
Maintenance and services	6,446	9,938	17,946	37,850	72,510

Total revenues	18,130	34,161	62,360	127,733	232,440

Cost of revenues
License	98	67	213	305	740
Maintenance and services	1,069	1,271	2,800	10,057	17,784

Total cost of revenues(1)	1,167	1,338	3,013	10,362	18,524

Gross profit	16,963	32,823	59,347	117,371	213,916

Operating expenses
Sales and marketing(1)	7,920	16,440	30,363	62,333	123,573
Research and development(1)	4,019	9,734	18,387	33,065	60,769
General and administrative(1)	5,615	3,809	6,679	17,715	25,905

Total operating expenses	17,554	29,983	55,429	113,113	210,247

Operating income (loss)	(591)	2,840	3,918	4,258	3,669
Other income (expense), net	5	—	(16)	(54)	(804)

Income (loss) before income tax expense (benefit)	(586)	2,840	3,902	4,204	2,865
Income tax expense (benefit)	—	102	523	2,777	(4,211)

Net income (loss)	$(586)	$2,738	$3,379	$1,427	$7,076

Net income (loss) per share attributable to common stockholders:
Basic	$(0.02)	$0.03	$0.04	$0.00	$0.14

Diluted	$(0.02)	$0.03	$0.04	$0.00	$0.12

Weighted average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	31,495	32,163	33,008	33,744	50,564

Diluted	31,495	37,833	39,431	39,652	59,092

Other Financial Data:
Non-GAAP operating income (loss)	$(120)	$3,478	$5,366	$11,005	$18,126
Non-GAAP net income (loss)	(115)	3,376	4,792	6,854	18,043
Free cash flow	(286)	8,207	7,953	7,203	20,118

(1)	Includes stock-based compensation expense as follows:

	Year Ended December 31,
	2009	2010	2011	2012	2013
	(in thousands)

Cost of revenues	$29	$18	$22	$107	$473
Sales and marketing	204	256	565	1,394	5,429
Research and development	167	262	628	2,115	5,832
General and administrative	71	102	233	1,180	2,723

Total stock-based compensation expense	$471	$638	$1,448	$4,796	$14,457

	As of December 31,
	2009	2010	2011	2012	2013
	(in thousands)
Consolidated Balance Sheets Data:
Cash and cash equivalents	$14,072	$22,611	$30,223	$39,302	$252,674
Working capital	9,982	13,193	17,181	24,231	227,892
Total assets	18,863	29,771	51,277	86,992	354,927
Total stockholders’ equity (deficit)	(8,598)	(4,890)	(277)	9,943	244,660

Non-GAAP Financial Results

We believe that the use of non-GAAP operating income (loss), non-GAAP net income (loss) and free cash flow is helpful to our investors. These measures, which we refer to as our non-GAAP financial measures, are not prepared in accordance with GAAP. We calculate non-GAAP operating income (loss) as operating income (loss) excluding stock-based compensation expense and, in 2012, the cash and stock-based expense associated with our funding of the Tableau Foundation. We calculate non-GAAP net income (loss) as net income (loss) excluding stock-based compensation expense and, in 2012, the cash and stock-based expense associated with our funding of the Tableau Foundation, each net of tax. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash expenses, we believe that providing non-GAAP financial measures that exclude stock-based compensation expense and, in 2012, the expense associated with our funding of the Tableau Foundation allow for more meaningful comparisons between our operating results from period to period. We calculate free cash flow as net cash provided by operating activities less net cash used in investing activities for purchases of property and equipment. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our business that can be used for strategic opportunities, including investing in our business, making strategic acquisitions and strengthening our balance sheet. All of our non-GAAP financial measures are important tools for financial and operational decision making and for evaluating our own operating results over different periods of time.

Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. In addition, there are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on our reported financial results. Further, stock-based compensation expense has been and will continue to be for the foreseeable future a significant recurring expense in our business and an important part of the compensation provided to our employees. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. We urge our investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate our business.

The following table reflects the reconciliation of operating income (loss) to non-GAAP operating income (loss):

	Year Ended December 31,
	2009	2010	2011	2012	2013
	(in thousands)
Operating income (loss)	$(591)	$2,840	$3,918	$4,258	$3,669
Excluding:
Stock-based compensation expense	471	638	1,448	4,796	14,457
Funding of the Tableau Foundation	—	—	—	1,951	—

Non-GAAP operating income (loss)	$(120)	$3,478	$5,366	$11,005	$18,126

The following table reflects the reconciliation of net income (loss) to non-GAAP net income (loss):

	Year Ended December 31,
	2009	2010	2011	2012	2013
	(in thousands)
Net income (loss)	$(586)	$2,738	$3,379	$1,427	$7,076
Excluding:
Stock-based compensation expense, net of tax	471	638	1,413	4,207	10,967
Funding of the Tableau Foundation, net of tax	—	—	—	1,220	—

Non-GAAP net income (loss)	$(115)	$3,376	$4,792	$6,854	$18,043

The following table reflects the reconciliation of net cash provided by operating activities to free cash flow:

	Year Ended December 31,
	2009	2010	2011	2012	2013
	(in thousands)
Net cash provided by operating activities	$491	$10,376	$12,883	$14,239	$37,725
Less: Purchases of property and equipment	777	2,169	4,930	7,036	17,607

Free cash flow	$(286)	$8,207	$7,953	$7,203	$20,118

Quarterly Results of Operations

The following tables set forth selected unaudited quarterly statements of operations data for the 12 quarters ended December 31, 2013, as well as the percentage that each line item represents of total revenues. The information for each of these quarters has been prepared on the same basis as the audited annual financial statements incorporated by reference in this prospectus and, in the opinion of management, includes all adjustments, which include only normal recurring adjustments, necessary for the fair statement of our consolidated results of operations for these periods. This data should be read in conjunction with our audited consolidated financial statements and related notes incorporated by reference in this prospectus. Our quarterly results of operations will vary in the future. These quarterly operating results are not necessarily indicative of our operating results for any future period.

	Three Months Ended
	Mar. 31, 2011	Jun. 30, 2011	Sept. 30, 2011	Dec. 31, 2011	Mar. 31, 2012	Jun. 30, 2012	Sept. 30, 2012	Dec. 31, 2012	Mar. 31, 2013	Jun. 30, 2013	Sept. 30, 2013	Dec. 31, 2013
	(in thousands)
Consolidated Statements of Operations Data:
Revenues
License	$7,266	$9,574	$10,286	$17,288	$17,456	$20,239	$22,112	$30,076	$26,426	$33,518	$41,951	$58,035
Maintenance and services	3,310	4,095	4,677	5,864	7,229	8,877	10,014	11,730	13,592	16,366	19,128	23,424

Total revenues	10,576	13,669	14,963	23,152	24,685	29,116	32,126	41,806	40,018	49,884	61,079	81,459

Cost of revenues
License	6	94	37	76	56	93	21	135	176	110	237	217
Maintenance and services	464	633	763	940	1,615	2,406	2,788	3,248	3,374	4,236	4,341	5,833

Total cost of revenues(1)	470	727	800	1,016	1,671	2,499	2,809	3,383	3,550	4,346	4,578	6,050

Gross profit	10,106	12,942	14,163	22,136	23,014	26,617	29,317	38,423	36,468	45,538	56,501	75,409

Operating expenses
Sales and marketing(1)	5,036	6,268	7,495	11,564	10,577	12,983	15,565	23,208	23,673	27,565	32,189	40,147
Research and development(1)	3,681	4,374	4,969	5,363	6,725	7,493	8,488	10,359	12,941	14,135	15,438	18,255
General and administrative(1)	1,350	1,447	1,832	2,050	2,915	3,340	4,278	7,182	5,601	6,118	6,345	7,841

Total operating expenses	10,067	12,089	14,296	18,977	20,217	23,816	28,331	40,749	42,215	47,818	53,972	66,243

Operating income (loss)	$39	$853	$(133)	$3,159	$2,797	$2,801	$986	$(2,326)	$(5,747)	$(2,280)	2,529	9,166
Other income (expense), net	(5)	—	(12)	1	(11)	(16)	(22)	(5)	(53)	(119)	(177)	(454)

Income (loss) before income tax expense (benefit)	34	853	(145)	3,160	2,786	2,785	964	(2,331)	(5,800)	(2,399)	2,352	8,712
Income tax expense (benefit)	28	42	16	437	1,729	1,726	597	(1,275)	(1,765)	176	(89)	(2,533)

Net income (loss)	$6	$811	$(161)	$2,723	$1,057	$1,059	$367	$(1,056)	$(4,035)	$(2,575)	$2,441	$11,245

(1)	Includes stock-based compensation expense as follows:

	Three Months Ended
	Mar. 31, 2011	Jun. 30, 2011	Sept. 30, 2011	Dec. 31, 2011	Mar. 31, 2012	Jun. 30, 2012	Sept. 30, 2012	Dec. 31, 2012	Mar. 31, 2013	Jun. 30, 2013	Sept. 30, 2013	Dec. 31, 2013
	(in thousands)
Cost of revenues	$5	$6	$5	$6	$15	$23	$28	$41	$73	$105	$113	$182
Sales and marketing	102	151	151	161	265	318	350	461	819	1,245	1,442	1,923
Research and development	121	169	166	172	426	488	531	670	1,035	1,277	1,473	2,047
General and administrative	42	56	58	77	245	276	288	371	572	677	702	772

Total stock-based compensation expense	$270	$382	$380	$416	$951	$1,105	$1,197	$1,543	$2,499	$3,304	$3,730	$4,924

	Three Months Ended
	Mar. 31, 2011	Jun. 30, 2011	Sept. 30, 2011	Dec. 31, 2011	Mar. 31, 2012	Jun. 30, 2012	Sept. 30, 2012	Dec. 31, 2012	Mar. 31, 2013	Jun. 30, 2013	Sept. 30, 2013	Dec. 31, 2013
	(as a percentage of total revenues)
Revenues
License	68.7%	70.0%	68.7%	74.7%	70.7%	69.5%	68.8%	71.9%	66.0%	67.2%	68.7%	71.2%
Maintenance and services	31.3	30.0	31.3	25.3	29.3	30.5	31.2	28.1	34.0	32.8	31.3	28.8

Total revenues	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Cost of revenues
License	0.1	0.7	0.2	0.3	0.2	0.3	0.1	0.3	0.4	0.2	0.4	0.3
Maintenance and services	4.3	4.6	5.1	4.1	6.6	8.3	8.6	7.8	8.5	8.5	7.1	7.2

Total cost of revenues	4.4	5.3	5.3	4.4	6.8	8.6	8.7	8.1	8.9	8.7	7.5	7.5

Gross profit	95.6	94.7	94.7	95.6	93.2	91.4	91.3	91.9	91.1	91.3	92.5	92.5

Operating expenses
Sales and marketing	47.6	45.9	50.1	49.9	42.8	44.6	48.4	55.5	59.2	55.3	52.7	49.3
Research and development	34.8	32.0	33.2	23.2	27.2	25.7	26.4	24.8	32.3	28.3	25.3	22.4
General and administrative	12.8	10.6	12.3	8.9	11.9	11.5	13.4	17.2	14.0	12.3	10.4	9.6

Total operating expenses	95.2	88.5	95.6	82.0	81.9	81.8	88.2	97.5	105.5	95.9	88.4	81.3

Operating income (loss)	0.4	6.2	(0.9)	13.6	11.3	9.6	3.1	(5.6)	(14.4)	(4.6)	4.1	11.2
Other income (expense), net	(0.1)	—	(0.1)	—	—	—	(0.1)	—	(0.1)	(0.2)	(0.2)	(0.6)

Income (loss) before income tax expense (benefit)	0.3	6.2	(1.0)	13.6	11.3	9.6	3.0	(5.6)	(14.5)	(4.8)	3.9	10.6
Income tax expense (benefit)	0.2	0.3	0.1	1.8	7.0	6.0	1.9	(3.1)	(4.4)	0.4	(0.1)	(3.1)

Net income (loss)	0.1%	5.9%	(1.1)%	11.8%	4.3%	3.6%	1.1%	(2.5)%	(10.1)%	(5.2)%	4.0%	13.7%

	Three Months Ended
	Mar. 31, 2011	Jun. 30, 2011	Sept. 30, 2011	Dec. 31, 2011	Mar. 31, 2012	Jun. 30, 2012	Sept. 30, 2012	Dec. 31, 2012	Mar. 31, 2013	Jun. 30, 2013	Sept. 30, 2013	Dec. 31, 2013
	(in thousands)
Other Financial Data:
Non-GAAP operating income (loss)(1)	$309	$1,235	$247	$3,575	$3,748	$3,906	$2,183	$1,168	$(3,248)	$1,024	$6,259	$14,090
Non-GAAP net income (loss)(2)	274	1,183	209	3,126	1,885	2,025	1,423	1,521	(1,808)	316	5,554	13,981
Free cash flow(3)	(1,346)	1,356	1,493	6,450	2,849	1,888	5,117	(2,651)	1,167	2,141	4,256	12,554

(1)	Non-GAAP operating income (loss) is a non-GAAP financial measure that we calculate as operating income (loss) excluding stock-based compensation expense and, in the quarter ended December 31, 2012, the cash and stock-based expense associated with our funding of the Tableau Foundation. For more information about non-GAAP operating income (loss), see the section titled “—Non-GAAP Financial Results.”
(2)	Non-GAAP net income (loss) is a non-GAAP financial measure that we calculate as net income (loss) excluding stock-based compensation expense and, in the quarter ended December 31, 2012, the cash and stock-based expense associated with our funding of the Tableau Foundation, each net of tax. For more information about non-GAAP net income (loss), see the section titled “—Non-GAAP Financial Results.”

(3)	Free cash flow is a non-GAAP financial measure that we calculate as net cash provided by (used in) operating activities less net cash used in investing activities for purchases of property and equipment. For more information about free cash flow, see the section titled “—Non-GAAP Financial Results.”

The following table reflects the reconciliation of operating income (loss) to non-GAAP operating income (loss):

	Three Months Ended
	Mar. 31, 2011	Jun. 30, 2011	Sept. 30, 2011	Dec. 31, 2011	Mar. 31, 2012	Jun. 30, 2012	Sept. 30, 2012	Dec. 31, 2012	Mar. 31, 2013	Jun. 30, 2013	Sept. 30, 2013	Dec. 31, 2013
	(in thousands)
Operating income (loss)	$39	$853	$(133)	$3,159	$2,797	$2,801	$986	$(2,326)	$(5,747)	$(2,280)	$2,529	$9,166
Excluding:
Stock-based compensation expense	270	382	380	416	951	1,105	1,197	1,543	2,499	3,304	3,730	4,924
Funding of the Tableau Foundation	—	—	—	—	—	—	—	1,951	—	—	—	—

Non-GAAP operating income (loss)	$309	$1,235	$247	$3,575	$3,748	$3,906	$2,183	$1,168	$(3,248)	$1,024	$6,259	$14,090

The following table reflects the reconciliation of net income (loss) to non-GAAP net income (loss):

	Three Months Ended
	Mar. 31, 2011	Jun. 30, 2011	Sept. 30, 2011	Dec. 31, 2011	Mar. 31, 2012	Jun. 30, 2012	Sept. 30, 2012	Dec. 31, 2012	Mar. 31, 2013	Jun. 30, 2013	Sept. 30, 2013	Dec. 31, 2013
	(in thousands)
Net income (loss)	$6	$811	$(161)	$2,723	$1,057	$1,059	$367	$(1,056)	$(4,035)	$(2,575)	$2,441	$11,245
Excluding:
Stock-based compensation expense, net of tax	268	372	370	403	828	966	1,056	1,357	2,227	2,891	3,113	2,736
Funding of the Tableau Foundation, net of tax	—	—	—	—	—	—	—	1,220	—	—	—	—

Non-GAAP net income (loss)	$274	$1,183	$209	$3,126	$1,885	$2,025	$1,423	$1,521	$(1,808)	$316	$5,554	$13,981

The following table reflects the reconciliation of net cash provided by (used in) operating activities to free cash flow:

	Three Months Ended
	Mar. 31, 2011	Jun. 30, 2011	Sept. 30, 2011	Dec. 31, 2011	Mar. 31, 2012	Jun. 30, 2012	Sept. 30, 2012	Dec. 31, 2012	Mar. 31, 2013	Jun. 30, 2013	Sept. 30, 2013	Dec. 31, 2013
	(in thousands)
Net cash provided by (used in) operating activities	$(216)	$3,220	$2,352	$7,527	$4,448	$3,525	$7,342	$(1,076)	$4,205	$5,447	$9,427	$18,646
Less: Purchases of property and equipment	1,130	1,864	859	1,077	1,599	1,637	2,225	1,575	3,038	3,306	5,171	6,092

Free cash flow	$(1,346)	$1,356	$1,493	$6,450	$2,849	$1,888	$5,117	$(2,651)	$1,167	$2,141	$4,256	$12,554

MANAGEMENT

Executive Officers, Other Executive Management and Directors

Our executive officers, other executive management and directors and their respective ages and positions as of January 31, 2014, are as follows:

Name	Age	Position(s)
Executive Officers
Christian Chabot	42	Chief Executive Officer, Co-founder and Chairman of the Board
Christopher Stolte	41	Chief Development Officer, Co-founder and Director
Thomas Walker	45	Chief Financial Officer
Elissa Fink	49	Chief Marketing Officer
Kelly Wright	43	Executive Vice President, Sales
Keenan Conder	50	Vice President, General Counsel and Corporate Secretary

Other Executive Management
Patrick Hanrahan	58	Chief Scientist, Co-founder and Director
Andrew Beers	42	Vice President, Product Development
Daniel Jewett	51	Vice President, Product Management
Jay Peir	40	Vice President, Corporate Development
Brian Smith	45	Vice President, Technical Operations
Brett Thompson	42	Vice President, Human Resources

Non-Employee Directors
Forest Baskett(1)	70	Director
Elliott Jurgensen, Jr.(1)(2)	69	Director
John McAdam(2)(3)	63	Director
Scott Sandell(1)(3)(4)	49	Director
A. Brooke Seawell(2)	66	Director

(1)	Member of the compensation committee.
(2)	Member of the audit committee.
(3)	Member of the nominating and corporate governance committee.
(4)	Lead independent director.

Executive Officers

Christian Chabot, is one of our co-founders and has served as our Chief Executive Officer and Chairman of our Board since our inception in 2003. Prior to joining us, Mr. Chabot served as an Associate Partner at Softbank Venture Capital, a venture capital firm. Prior to Softbank, Mr. Chabot was the President and co-founder of BeeLine LLC, a visualization software company. He holds an M.B.A. from Stanford University, an M.Sc. from the University of Sussex and a B.S. from Stanford University. Mr. Chabot was chosen to serve on our board of directors because he is a co-founder, a significant stockholder and our Chief Executive Officer.

Christopher Stolte, is one of our co-founders and has served as a member of our board of directors since our inception in 2003. Dr. Stolte has served as our Chief Development Officer since May 2010, and prior to that served as our Vice President of Engineering. Prior to joining us, Dr. Stolte was the Chief Technology Officer and co-founder of BeeLine LLC. Dr. Stolte holds a Ph.D. in Computer Science from Stanford University and a B.S. from Simon Fraser University. Dr. Stolte was chosen to serve on our board of directors because he is a co-founder, a significant stockholder and, as our Chief Development Officer has a deep understanding of our products and technology.

Thomas Walker has served as our Chief Financial Officer since July 2008, and prior to that served as our Vice President, Finance and Operations. Prior to joining us, Mr. Walker served as Vice President, Finance and Administration at Beacon Fire and Safety LP, which was subsequently acquired by Cintas Corporation. Mr. Walker has over 20 years of experience in software and publishing, including roles in corporate finance at Time Warner Inc. and IDG Books Worldwide, Inc., which was subsequently acquired by John Wiley & Sons, Inc. Mr. Walker holds an M.B.A. from CUNY Baruch College and a B.S. from Arizona State University.

Elissa Fink has served as our Chief Marketing Officer since August 2011, and prior to that served as our Vice President of Marketing from August 2007 to August 2011. Prior to joining us, Ms. Fink served as Executive Vice President at IXI Corporation, which was subsequently acquired by Equifax Inc. She holds an M.B.A. in Marketing and Decision Systems from the University of Southern California and a B.A. from Santa Clara University.

Kelly Wright has served as our Executive Vice President, Sales since November 2010 and prior to that served as our Vice President of Sales and various other sales leadership positions since joining us in 2005. Prior to joining us, Ms. Wright served as Vice President of Sales at AtHoc, Inc. She holds an M.B.A. from The Wharton School at the University of Pennsylvania and a B.A. from Stanford University.

Keenan Conder has served as our Vice President, General Counsel and Corporate Secretary since January 2012. Prior to joining us, Mr. Conder served as Vice President, General Counsel and Corporate Secretary of Isilon Systems, Inc., a data storage company, which was subsequently acquired by EMC Corporation, from 2007 to 2012. Mr. Conder previously served as Senior Vice President, General Counsel and Corporate Secretary of Expedia, Inc., an online travel company. Mr. Conder received his J.D. from Wake Forest University and holds a B.A. from the University of North Carolina at Chapel Hill.

Other Executive Management

Andrew Beers has served as our Vice President of Product Development since 2010, and various other leadership positions since joining us in 2004. From 1997 through 2004, he served in a variety of engineering and leadership roles including Director of Engineering at Align Technology, the makers of the Invisalign medical device. He received an M.S. in Computer Science from Stanford University and a B.S. from The State University of New York at Buffalo.

Daniel Jewett has served as our Vice President of Product Management since July 2007. From 2003 to 2007, Mr. Jewett was Vice President of Query, Reporting & Analysis Tools at Hyperion Solutions Corporation. From 1992 to 2003, Mr. Jewett held a number of senior positions at Brio Technology, including Vice President of Business Intelligence Products, and Vice President of Product Management. Mr. Jewett received an M.B.A. from California State University, Long Beach and a B.S. from California State University, Sacramento.

Jay Peir has served as our Vice President, Corporate Development since November 2011. From 2003 to November 2011, Mr. Peir held a number of key leadership roles at SunPower Corporation, a solar energy company, including Vice President, Corporate Development, Vice President, Treasurer and Chief Financial Officer. Mr. Peir holds an M.B.A., an M.S. and a B.S. from Stanford University.

Brian Smith has served as our Vice President, Technical Operations since October 2010. Prior to joining us, Mr. Smith was a partner at Digiting, Inc., a software company, from December 2009 to October 2010. From January 2009 to December 2009, Mr. Smith engaged in technical research. From February 1998 to January 2009, Mr. Smith held a number of key leadership roles at Expedia, Inc., including Vice President of Information Technology, General Manager of eCommerce Systems and Director of Platform Engineering. Mr. Smith received an M.B.A. and a B.A. from the University of Washington.

Brett Thompson has served as our Vice President, Human Resources since October 2011. Prior to joining us, Mr. Thompson held several positions as a senior human resources executive at both public and private companies, including serving as a consultant and later Vice President at Classmates.com from December 1999 until it was acquired by United Online, Inc. in November 2004, and Senior Vice President, Human Resources at United Online, Inc. from November 2004 until joining us in October 2011. He holds a B.S. from Utah State University.

Board of Directors

Forest Baskett has served as a member of our board of directors since August 2008. Dr. Baskett has been a General Partner with New Enterprise Associates, Inc., or NEA, a venture capital firm, since 2004, where he focuses on information and energy technology investments. Dr. Baskett joined NEA in 1999. From 1986 to 1999, Dr. Baskett served as Chief Technology Officer and Senior Vice President, Research and Development of Silicon Graphics Inc., or SGI. Prior to joining SGI, he founded and directed the Western Research Laboratory of Digital Equipment Corporation from 1982 to 1986, and was a professor of Computer Science and Electrical Engineering at Stanford University from 1971 to 1982. Dr. Baskett also serves on the boards of Fusion-io, Inc., Audience, Inc. and various private technology companies. Dr. Baskett holds a Ph.D. in Computer Science from the University of Texas at Austin and a B.A. from Rice University. He is also a member of the National Academy of Engineering. Dr. Baskett was chosen to serve on our board of directors due to his extensive experience with a wide range of technology companies and the venture capital industry.

Elliott Jurgensen, Jr. has served as a member of our board of directors since September 2012. Mr. Jurgensen retired from KPMG LLP, an international public accounting firm, in January 2003 after 32 years, including 23 years as an audit partner. During his public accounting career at KPMG, he held a number of leadership positions, including Managing Partner of the Bellevue, Washington office from 1982 to 1991 and Managing Partner of the Seattle, Washington office from 1993 to 2002. Mr. Jurgensen currently serves on the boards of BSquare Corporation and a private company. Mr. Jurgensen previously served on the boards of McCormick & Schmick’s Seafood Restaurants, Inc. from July 2004 until the company was sold in December 2011 and Isilon Systems, Inc., from April 2006 until the company was sold in December 2010. Mr. Jurgensen has a B.S. from California State University, San Jose. Mr. Jurgensen was chosen to serve on our board of directors due to his substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing publicly-traded companies and a deep understanding of accounting principles and financial reporting rules and regulations. He also brings professional service expertise, technology industry experience, experience as a public company board member, and sales and marketing experience at KPMG.

John McAdam has served as a member of our board of directors since December 2012. Mr. McAdam has served as the President and Chief Executive Officer and a member of the board of directors of F5 Networks, Inc., a provider of application delivery networking technology, since July 2000. Prior to joining F5 Networks, Mr. McAdam served as General Manager of the Web server sales business at IBM from September 1999 to July 2000. From January 1995 until August 1999, Mr. McAdam served as the President and Chief Operating Officer of Sequent Computer Systems, Inc., a manufacturer of high-end open systems, which was sold to IBM in September 1999. Mr. McAdam holds a B.S. from the University of Glasgow, Scotland. Mr. McAdam was chosen to serve on our board of directors due to his experience in the technology industry, in particular his experience managing F5 Networks through a period of high growth.

Scott Sandell has served as a member of our board of directors since August 2004. Mr. Sandell is a General Partner at NEA and head of the firm’s technology investing practice. Mr. Sandell also leads NEA’s investing activities in China. Prior to joining NEA in 1996, Mr. Sandell worked as a product manager for Windows 95 at Microsoft Corporation. Mr. Sandell started his career at the Boston Consulting Group and later joined C-ATS Software, Inc. Mr. Sandell currently serves on the boards of Fusion-io, Inc., Spreadtrum Communications, Inc. and Workday, Inc., in addition to various private companies. He previously served on the boards of NetIQ Corporation, WebExCommunications, Inc. and Data Domain, Inc.. Mr. Sandell is a member of the board of directors of the National Venture Capital Association. Mr. Sandell holds an M.B.A. from Stanford University and an A.B. from Dartmouth College. Mr. Sandell was chosen to serve on our board of directors due to his extensive experience with a wide range of technology companies and the venture capital industry.

A. Brooke Seawell has served as a member of our board of directors since November 2011. Mr. Seawell has been a Venture Partner with NEA since January 2005. Prior to joining NEA, Mr. Seawell was a Partner with Technology Crossover Ventures, a venture capital firm, from February 2000 to December 2004. Mr. Seawell also served as Executive Vice President of NetDynamics Inc., an application server software company that was acquired by Sun Microsystems, Inc., from 1997 to 1998, and Senior Vice President, Finance and Operations and Chief Financial Officer of Synopsys, an electronic design automation software company, from 1991 to 1997. Mr. Seawell previously served as Vice President, Finance and Production and Chief Financial Officer of Weitek Corporation, a fabless semiconductor company, from 1983 to 1991, and co-founder and Chief Financial Officer of Southwall Technologies, Inc., a complex thin film coatings company, from 1979 to 1983. Mr. Seawell currently serves on the boards of NVIDIA Corporation, Informatica Corporation and various private technology companies. Mr. Seawell also is a member of the Stanford University Athletic Board and previously served on the Management Board of the Stanford Graduate School of Business. Mr. Seawell holds an M.B.A. from Stanford University and a B.A. from Stanford University. Mr. Seawell was chosen to serve on our board of directors due to his more than 30 years of experience in technology finance and operations, including having served as the chief financial officer of two public companies, his experience in the venture capital industry and his experience as a director of high technology companies.

Each of our officers serves at the discretion of our board of directors. Each of our directors holds office until his successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Board Composition

Our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors currently consists of eight members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:

•	the Class I directors are Messrs. Jurgensen, McAdam and Seawell, and their terms expire at the annual general meeting of stockholders to be held in 2014;

•	the Class II directors are Drs. Baskett and Hanrahan and Mr. Sandell, and their terms expire at the annual general meeting of stockholders to be held in 2015; and

•	the Class III directors are Mr. Chabot and Dr. Stolte, and their terms expire at the annual general meeting of stockholders to be held in 2016.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

Generally, under the listing requirements and rules of the New York Stock Exchange, or the NYSE, independent directors must comprise a majority of a listed company’s board of directors within one year of the completion of its initial public offering.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Our board of directors has determined that, other than Mr. Chabot and Drs. Stolte and Hanrahan, by virtue of their positions as Chief Executive Officer, Chief Development Officer and Chief Scientist, respectively, none of our directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. Accordingly, a majority of our directors are independent, as required under applicable NYSE rules. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Lead Independent Director

Our board of directors has appointed Mr. Sandell to serve as our lead independent director. As lead independent director, Mr. Sandell presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee consists of Messrs. Seawell, Jurgensen and McAdam, each of whom satisfies the independence requirements under the NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is Mr. Seawell. Our board of directors has determined that each of Messrs. Seawell and Jurgensen is an “audit committee financial expert” within the meaning of SEC regulations. Our board of directors has also determined that each member of our audit committee has the requisite financial expertise required under the applicable requirements of the NYSE. In arriving at this determination, the board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector. The primary functions of this committee include:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;

•	monitoring the rotation of partners on our engagement team of our independent registered public accounting firm;

•

reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	considering and approving or disapproving of all related party transactions;

•

reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

•	conducting a periodic assessment of the performance of the audit committee and its members, and the adequacy of its charter; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

Compensation Committee

Our compensation committee consists of Mr. Jurgensen, Dr. Baskett and Mr. Sandell, each of whom our board of directors has determined to be independent under the NYSE listing standards and the rules and regulations of the SEC, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The chair of our compensation committee is Mr. Jurgensen. The primary functions of this committee include:

•

determining the compensation and other terms of employment of our chief executive officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	reviewing and recommending to the full board of directors the compensation of our directors;

•	evaluating, adopting and administering the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•

reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the full board of directors its inclusion in our periodic reports to be filed with the SEC; and

•	reviewing and evaluating, periodically, the performance of the compensation committee and the adequacy of its charter.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. McAdam and Sandell, each of whom our board of directors has determined to be independent under the NYSE listing standards. The chair of our nominating and corporate governance committee is Mr. McAdam. The primary functions of this committee include:

•	reviewing periodically and evaluating director performance on our board of directors and its applicable committees, and recommending to our board of directors and management areas for improvement;

•	interviewing, evaluating, nominating and recommending individuals for membership on our board of directors;

•	reviewing and recommending to our board of directors any amendments to our corporate governance policies; and

•	reviewing and assessing, periodically, the performance of the nominating and corporate governance committee and the adequacy of its charter.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics is available on our website at www.tableausoftware.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements. The inclusion of our website address in this prospectus does not include or incorporate by reference into this prospectus the information on or accessible through our website.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Non-Employee Director Compensation

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2013:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)(5)		Total ($)
Forest Baskett	—	374,292	(3)	374,292
Elliott Jurgensen, Jr.	27,625	—		27,625
John McAdam	25,150	—		25,150
Scott Sandell	—	374,292	(4)	374,292
Brooke Seawell	27,500	—		27,500

(1)	The amounts reported do not reflect the amounts actually received by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted to our non-employee directors during the fiscal year ended December 31, 2013, as computed in accordance with FASB ASC 718. Assumptions used in the calculation of these amounts are included in Note 7 to our consolidated financial statements incorporated by reference in this prospectus. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our non-employee directors who have received options will only realize compensation with regard to these options to the extent the trading price of our Class A common stock is greater than the exercise price of such options.
(2)	The shares subject to these awards vest over a four year period, with 1/48th of the shares vesting each month following the vesting commencement date, subject to continued service with us through each vesting date.
(3)	We awarded Mr. Baskett an option to purchase 40,000 shares of our Class A common stock at an exercise price of $14.98 per share.
(4)	We awarded Mr. Sandell an option to purchase 40,000 shares of our Class A common stock at an exercise price of $14.98 per share.
(5)	In addition to the options granted above, as of December 31, 2013, Mr. Jurgensen, Mr. McAdam and Mr. Seawell held options to purchase 60,000, 60,000 and 31,250 shares of Class B common stock, respectively.

We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses incurred in attending board of directors and board of directors committee meetings. None of our employee directors receives additional compensation for his service on the board of directors. In addition, given the value of the investments made by certain of our non-employee directors or their affiliated funds, as well as the internal policies of certain of those funds, we do not currently provide non-employee directors who are affiliated with an institutional or venture investor of our company with compensation for their service on the board of directors.

Non-employee directors who are not affiliated with an institutional or venture investor of our company receive the following cash compensation for board of directors and board of directors committee services, as applicable, paid on a quarterly basis in arrears:

•	$35,000 per year for service as a board of directors member;

•	$20,000 per year for service as the chair of the audit committee and $8,000 per year for service as a member (other than as chair) of the audit committee;

•	$12,300 per year for service as the chair of the compensation committee; and

•	$7,300 per year for service as the chair of the nominating and corporate governance committee.

In addition, each non-employee director who is not affiliated with an institutional or venture investor of the Company is also entitled to receive a restricted stock unit, or RSU, grant for shares of our Class A Common Stock in the amount of $175,000 every year on the date of our annual meeting of stockholders, beginning with the 2014 Annual Meeting. Each such RSU will vest in full on the first anniversary of the date of grant. For the year ending December 31, 2014, each of Messrs. Jurgensen, McAdam and Seawell will be eligible to receive such compensation.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation awarded to or earned by the executive officers listed below during the year ended December 31, 2013 and December 31, 2012. As an emerging growth company, we comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. Throughout this prospectus, these three officers are referred to as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(5)	Total ($)
Christian Chabot	2013	300,000	—		319,000	—	—		30,718	649,718
Chief Executive Officer
	2012	300,000	—		—	2,169,347	—		33,034	2,502,381

Christopher Stolte	2013	300,000	—		319,000	—	—		13,956	632,956
Chief Development Officer
	2012	300,000	—		—	2,169,347	—		18,343	2,487,690

Thomas Walker	2013	275,000	100,000	(1)	319,000	—	27,500	(4)	36,641	758,141
Chief Financial Officer
	2012	275,000	47,500		—	1,811,557	27,500		35,506	2,197,063

(1)	Amount reported represents a discretionary bonus for performance in 2013.
(2)	Amounts reported in this column do not reflect the amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant date fair value of each restricted stock unit, or RSU, granted in 2013, as computed in accordance with FASB ASC 718. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements incorporated by reference in this prospectus. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not reflect the actual economic value that will be realized by our named executive officers upon the vesting of the stock awards or the sale of the Class A common stock underlying such awards.
(3)	Amounts reported in this column do not reflect the amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted in 2012, as computed in accordance with FASB ASC 718. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements incorporated by reference in this prospectus. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our named executive officers will only realize compensation to the extent the trading price of our Class A common stock is greater than the exercise price of such stock options.
(4)	Amount reported represents a bonus paid to Mr. Walker under our incentive bonus plan for non-sales employees for company-wide performance in 2013. Participants in the bonus plan were entitled to a target bonus of up to 10% of their respective 2013 base salaries. The actual amount of the incentive bonus was determined by our board of directors following the end of the calendar year based on achievement of the corporate goal related to 2013 bookings, and was paid at 100% of target. Mr. Chabot and Mr. Stolte are not participants in the bonus plan.
(5)	Amounts in this column include personal household expense reimbursements and personal and spousal expenses related to a company-sponsored retreat. For 2013, amounts include tax reimbursements related to that retreat of $1,851 for Mr. Chabot, $1,846 for Mr. Stolte and $1,896 for Mr. Walker. For Mr. Walker, the amount also includes transportation expense reimbursements.

Outstanding Equity Awards at December 31, 2013

The following table shows information regarding outstanding equity awards at the fiscal year ended December 31, 2013 for the named executive officers.

	Vesting Commencement Date	Option Awards Class B Common Stock					Stock Awards Class A Common Stock
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Christian Chabot	1/1/2012	306,577	333,235	(1)(3)	7.17	2/28/2022
	11/15/2013						5,000	(3)(4)	344,650	(5)
Christopher Stolte	1/1/2012	306,577	333,235	(1)(3)	7.17	2/28/2022
	11/15/2013						5,000	(3)(4)	344,650	(5)
Thomas Walker	10/11/2005	75,000	—	(2)	0.18	4/19/2016
	5/1/2006	22,500	—	(2)	0.18	4/19/2016
	2/7/2007	100,000	—	(1)	0.18	2/6/2017
	9/1/2007	100,000	—	(1)	0.24	11/6/2017
	1/1/2009	75,000	—	(1)	1.31	2/24/2019
	1/1/2010	54,344	1,156	(1)(3)	1.50	2/23/2020
	8/4/2010	8,333	1,667	(1)(3)	1.75	8/3/2020
	1/1/2011	32,812	12,188	(1)(3)	5.92	3/29/2021
	1/1/2012	47,916	52,084	(1)(3)	7.17	2/28/2022
	12/7/2012	62,500	187,500	(1)(3)	9.30	12/9/2022
	11/15/2013						5,000	(3)(4)	344,650	(5)

(1)	The shares subject to the stock option vest over a four year period, with 1/48th of the shares vesting each month following the vesting commencement date, subject to continued service with us through each vesting date.
(2)	The shares subject to the stock option vest over a four-year period as follows: 25% of the shares underlying the options vest on the one-year anniversary of the vesting commencement date and thereafter 1/48th of the shares vest each month, subject to continued service with us through each vesting date.
(3)	Award is subject to accelerated vesting upon a qualifying termination of the executive’s employment with us following a change in control, as described under “—Potential Payments Upon Termination or Change in Control.”
(4)	The shares underlying the RSU vest as follows: 25% of the shares underlying the RSU vest on the one-year anniversary of the vesting commencement date and the remainder vest quarterly thereafter, subject to continued service with us through each vesting date.
(5)	Represents the market value of the unvested shares subject to the RSU based on the closing price of our Class A common stock on December 31, 2013, which was $68.93 per share.

Executive Offer Letters and Arrangements

The initial terms and conditions of employment for each of our named executive officers are set forth in written offer letters. In April 2013, we entered into revised employment offer letters with each of our named executive officers setting forth the terms and conditions of such executive’s employment with us, the terms of which are described below. In addition, we have entered into change in control severance agreements with each of our executive officers, the terms of which were approved by our board of directors. Each of our executive officers has also executed our standard form of confidential information and invention assignment agreement. Any potential payments and benefits due upon a termination of employment or a change in control of us are further described below under “—Potential Payments Upon Termination or Change in Control.”

Christian Chabot

We entered into an initial offer letter with Christian Chabot, our Chief Executive Officer, dated August 20, 2004, which set forth the initial terms and conditions of his employment with us. In April 2013, we entered into a new offer letter with Mr. Chabot, which replaced and superseded Mr. Chabot’s prior offer letter, pursuant to which Mr. Chabot’s base salary was initially set at $300,000 per year. Mr. Chabot is also eligible for reimbursement of certain personal household expenses, up to a maximum of $25,000 per year, under a separate perquisite policy for our named executive officers. Mr. Chabot is currently not eligible to receive an annual target bonus. Mr. Chabot’s employment is at will and may be terminated at any time, with or without cause. However, Mr. Chabot is entitled to potential payments and benefits upon a termination of employment following a change in control of us under the terms of his change in control severance agreement.

Christopher Stolte

We entered into an initial offer letter with Christopher Stolte, our Chief Development Officer, dated August 20, 2004, which set forth the initial terms and conditions of his employment with us. In April 2013, we entered into a new offer letter with Dr. Stolte, which replaced and superseded Dr. Stolte’s prior offer letter, pursuant to which Dr. Stolte’s base salary was initially set at $300,000 per year. Dr. Stolte is also eligible for reimbursement of certain personal household expenses, up to a maximum of $25,000 per year, under a separate perquisite policy for our named executive officers. Dr. Stolte is currently not eligible to receive an annual target bonus. Dr. Stolte’s employment is at will and may be terminated at any time, with or without cause. However, Dr. Stolte is entitled to potential payments and benefits upon a termination of employment following a change in control of us under the terms of his change in control severance agreement.

Thomas Walker

We entered into an initial offer letter with Thomas Walker, our Chief Financial Officer, on September 25, 2004, which set forth the initial terms and conditions of his employment with us. In April 2013, we entered into a new offer letter with Mr. Walker, which replaced and superseded Mr. Walker’s prior offer letter, pursuant to which Mr. Walker’s base salary was initially set at $275,000 per year and he continues to be eligible to participate in our incentive bonus plan for non-sales employees, under which full time employees are entitled to a target bonus of up to 10% of their base salaries tied to achievement of company performance goals. In addition, Mr. Walker is eligible to receive a discretionary bonus if certain sales growth targets are achieved, and where the actual amount of the bonus will be determined based on the achievement of subjective performance criteria. Mr. Walker is also eligible for reimbursement of certain personal household expenses, up to a maximum of $25,000 per year, under a separate perquisite policy for our named executive officers. Mr. Walker’s employment is at will and may be terminated at any time, with or without cause. However, Mr. Walker is entitled to potential payments and benefits upon a termination of employment following a change in control of us under the terms of his change in control severance agreement.

Potential Payments Upon Termination or Change in Control

In February 2013, our board of directors approved a form of change in control severance agreement to be entered into with each of our executive officers and certain other employees, and in April 2013, we entered into these agreements with each of our named executive officers. The change in control severance agreements with each executive officer provides that if such officer is terminated for any reason other than cause, death or disability within 12 months after a change in control, or the officer voluntarily resigns for good reason within 12 months following a change in control, such officer would be entitled to receive the following severance benefits:

•	a lump sum payment equal to six months of such officer’s then-current base salary (12 months in the case of Messrs. Chabot and Walker and Dr. Stolte);

•

reimbursement of COBRA premiums for such officer and his or her eligible dependents, if any, at the level in effect immediately prior to such officer’s termination of employment, for a period of up to six months (or up to 12 months in the case of Messrs. Chabot and Walker and Dr. Stolte); and

•	100% acceleration of vesting of all then-unvested equity awards held by such officer.

Payment of any severance benefits is conditioned on the executive officer’s timely execution of a general release of claims in our favor.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. However, Delaware law prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we are also empowered to enter into indemnification agreements with our directors, officers, employees and other agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our current directors, officers and some employees. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors, officers and employees. Furthermore, we have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in this prospectus, below we describe transactions since January 1, 2011 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Investor Rights Agreement

In July 2012, we entered into an Amended and Restated Investor Rights Agreement with the holders of our outstanding preferred stock and certain holders of our outstanding Class B common stock, including entities with which certain of our directors are affiliated. As of December 31, 2013, the holders of approximately 12,900,000 shares of our Class A and Class B common stock were entitled to rights with respect to the registration of their shares.

Conversion Agreements

We have entered into conversion agreements with each of our founders, Christian Chabot, Christopher Stolte and Patrick Hanrahan, pursuant to which each founder has agreed to effect conversion of his shares of Class B common stock into Class A common stock, effective automatically upon the termination of such founder’s continuous service for any reason whatsoever, subject only to approval of our board of directors . In the conversion agreements, continuous service is defined to mean that the founder’s service with us, whether as an employee, a member of our board of directors or a consultant, is not interrupted or terminated. A mere change in capacity from employee and member of our board of directors to that of a consultant would not result in a termination of continuous service as long as there is no interruption in service to us.

Indemnification Agreements

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with each of our current directors, officers and some of our employees. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

Policies and Procedures for Transactions with Related Persons

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $100,000 and such person would have a direct or indirect interest, must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. All of the transactions described above were entered into after presentation, consideration and approval by our board of directors .

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 7, 2014, information regarding the beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Class A common stock or Class B common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, or has the right to acquire beneficial ownership of that security within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have or will have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock shown that they beneficially own, subject to community property laws where applicable.

Our calculation of the percentage of beneficial ownership is based on 36,018,388 shares of our Class A common stock and 27,742,827 shares of our Class B common stock outstanding as of March 7, 2014. Common stock subject to stock options currently exercisable or exercisable within 60 days of March 7, 2014 is deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

The table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. The address of each executive officer and director, unless otherwise indicated by footnote, is c/o Tableau Software, Inc., 837 North 34th Street, Suite 400, Seattle, Washington 98103.

	Class A Common stock		Class B Common stock		% of Total Voting Power†
Name of Beneficial Owner	Number of Shares	% of Total	Number of Shares	% of Total
Named Executive Officers and Directors:
Christian Chabot(1)	—	—	7,217,224	25.7	22.8
Christopher Stolte(2)	—	—	6,989,099	24.9	22.0
Thomas Walker(3)	73,026	*	274,041	*	*
Forest Baskett(4)(5)	—	—	4,842,891	17.5	15.4
Patrick Hanrahan	—	—	8,888,278	32.0	28.4
Elliott Jurgensen, Jr.(6)	—	—	25,000	*	*
John McAdam(6)	—	—	21,250	*	*
Scott Sandell(4)(5)	—	—	4,842,891	17.5	15.4
Brooke Seawell(7)	759	*	17,500	*	*
All executive officers and directors as a group (12 persons)(8):	282,912	*	29,118,867	99.4	88.6
Other 5% Stockholders:
Entities affiliated with New Enterprise Associates(4)	—	—	4,831,224	17.4	15.4
Entities affiliated with Meritech Capital Partners(9)	2,333,192	6.5	—	—	*
FMR LLC(10)	2,310,642	6.4	—	—	*

*	Represents beneficial ownership of less than 1% of the outstanding common stock.
†	Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting as a single class. Each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share. The Class A common stock and Class B common stock vote together on all matters (including the election of directors) submitted to a vote of stockholders, except under limited circumstances.
(1)	Includes 373,224 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 7, 2014.
(2)	Includes 373,224 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 7, 2014.
(3)	Consists of (i) 73,026 shares of Class A common stock held by the Thomas and Katherine Walker Living Trust, for which Mr. Walker holds voting and dispositive power and (ii) 274,041 shares of Class B common stock shares issuable pursuant to stock options exercisable within 60 days of March 7, 2014.
(4)	Consists of (i) 4,821,288 shares of Class B common stock held by New Enterprise Associates 11, Limited Partnership (NEA 11) and (ii) 9,936 shares of Class B common stock held by NEA Ventures 2004, L.P. (Ven 2004). The shares directly held by NEA 11 are indirectly beneficially owned by NEA Partners 11, Limited Partnership (NEA Partners 11), the sole general partner of NEA 11, NEA 11 GP, LLC (NEA 11 LLC), the sole general partner of NEA Partners 11, and each of the individual Managers of NEA 11, LLC, who are M. James Barrett, Peter J. Barris, Forest Baskett (a member of our board of directors), Ryan D. Drant, Krishna “Kittu” Kolluri and Scott D. Sandell (a member of our board of directors). The shares directly held by Ven 2004 are indirectly beneficially owned by J. Daniel Moore, the general partner of Ven 2004. The principal business address for each of these entities is c/o New Enterprise Associates, Inc., 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.
(5)	Includes 11,667 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 7, 2014.
(6)	Represents shares issuable pursuant to stock options exercisable within 60 days of March 7, 2014.
(7)	Consists of (i) 10,000 shares of Class B common stock held by the Rosemary & A. Brooke Seawell Revocable Trust dated 12/20/09, restated 6/29/10, for which Mr. Seawell holds voting and dispositive power and (ii) 7,500 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of March 7, 2014.
(8)	Consists of (i) 282,912 shares of Class A common stock held by the current executive officers and directors, (ii) 27,572,052 shares of Class B Common stock held by the current executive officers and directors and (iii) 1,546,815 shares of Class B common stock issuable pursuant to stock options held by such persons that are exercisable within 60 days of March 7, 2014.
(9)	Includes (i) 2,291,427 shares held by Meritech Capital Partners III L.P. (Meritech Partners) and (ii) 41,765 shares held by Meritech Capital Affiliates III L.P. (Meritech Affiliates). Meritech Management Associates III L.L.C. (Meritech Management), a managing member of Meritech Capital Associates III L.L.C. (Meritech Associates), the general partner of Meritech Partners and Meritech Affiliates, has sole voting and dispositive power with respect to the shares held by Meritech Partners and Meritech Affiliates. The managing members of Meritech Management are Paul S. Madera, Michael B. Gordon, Robert D. Ward and George H. Bischof. The principal business address for each of these entities is 245 Lytton Avenue, Suite 350, Palo Alto, California 94301.
(10)	Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended (the “Investment Company Act”) is the beneficial owner of 1,869,300 shares of the Class A common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act (the “Funds”). Edward C Johnson 3d and FMR LLC, through it control of Fidelity, and the Funds each has sole power to dispose of the 1,869,300 shares owned by the Funds. Fidelity SelectCo, LLC (“SelectCo”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Company Act, is the beneficial owner of 5,400 shares of Class A common stock as a result of acting as investment adviser to various investments companies registered under the Investment Company Act (the “SelectCo Funds”). Edward C Johnson 3d and FMR LLC, through it control of SelectCo, and the SelectCo Funds each has sole power to dispose of the 5,400 shares owned by the SelectCo Funds. The ownership of one investment company, Fidelity Contrafund, amounted to 1,193,900 shares of the Class A common stock. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of shares of Series B voting common stock of FMR, representing approximately 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all shares of Series B voting common stock will be voted in accordance with the majority vote of shares of Series B voting common stock. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act, to form a controlling group with respect to FM LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and an investment advisor registered under Section 203 of the Investment Company Act, is the beneficial owner of 425,958 shares of Class A common stock as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has the sole dispositive power over 425,958 shares of Class A common stock owned by the institutional accounts or funds advised by PGALLC. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 9,984 shares of the outstanding Class A common stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 9,984 shares of Class A common stock owned by the institutional accounts managed by PGATC. The principal business address of these entities is 245 Summer St., Boston MA 02210.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO

NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK

The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes, does not address the Medicare contribution tax or alternative minimum tax, and does not deal with state, local or non-U.S. tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences other than income taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our Class A common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, partnerships and other pass-through entities, and investors in such pass-through entities or entities that are treated as disregarded entities for U.S. federal income tax purposes (regardless of their places of organization or formation). Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following discussion is for general information only and is not tax advice. Persons considering the purchase of our Class A common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our Class A common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or non-U.S. tax consequences or any U.S. federal non-income tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of Class A common stock that is not a U.S. Holder. A “U.S. Holder” means a beneficial owner of our Class A common stock that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If you are an individual, you may be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Also, partnerships, or other entities that are treated as partnerships for U.S. federal income tax purposes (regardless of their place of organization or formation) and entities that are treated as disregarded entities for U.S. federal income tax purposes (regardless of their place of organization or formation) are not addressed by this discussion and are, therefore, not considered to be Non-U.S. Holders for the purposes of this discussion.

Distributions

Subject to the discussion below, distributions, if any, made on our Class A common stock to a Non-U.S. Holder of our Class A common stock to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN, or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates, unless a specific treaty exemption applies. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

To the extent distributions on our Class A common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce your adjusted basis in our Class A common stock as a non-taxable return of capital, but not below zero, and then any excess will be treated as gain and taxed in the same manner as gain realized from a sale or other disposition of Class A common stock as described in the next section.

Gain on Disposition of Our Class A Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our Class A common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period.

If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, unless a specific treaty exemption applies, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on the gain derived from the sale, or such reduced rate as is specified by an applicable income tax treaty, which gain may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). With respect to (c) above, in general, we would be a United States real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation, however, there can be no assurance that we will not become a U.S. real property holding corporation in the future. Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our Class A common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than five percent of our Class A common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our Class A common stock is regularly traded on an established securities market. There can be no assurance that our Class A common stock will continue to qualify as regularly traded on an established securities market.

Information Reporting Requirements and Backup Withholding

Generally, we or certain financial middlemen must report information to the IRS with respect to any dividends we pay on our Class A common stock including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our Class A common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., except that information reporting and such requirements may be avoided if the holder provides a properly executed IRS Form W-8BEN or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Foreign Accounts

A U.S. federal withholding tax of 30% may apply on dividends and the gross proceeds of a disposition of our Class A common stock paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply on dividends and the gross proceeds of a disposition of our Class A common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Holders are encouraged to consult with their own tax advisors regarding the possible implications of the legislation on their investment in our Class A common stock.

These withholding requirements are expected to be phased in for payments of dividends made on or after July 1, 2014 and for payments of gross proceeds from a U.S. sale or other disposition of Class A common stock on or after January 1, 2017.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated in the following table. Goldman, Sachs & Co. and Morgan Stanley & Co. LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
UBS Securities LLC
RBC Capital Markets, LLC
JMP Securities LLC
Pacific Crest Securities LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters have an option to buy up to an additional                      shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the public offering price. After the offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and our executive officers have agreed with the underwriters that, subject to certain exceptions, we and they will not, for a period ending 90 days after the date of this prospectus, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or hedge any of our shares of capital stock, any options or warrants to purchase shares of our capital stock or any securities convertible into, or exchangeable for or that represent the right to receive shares of our capital stock.

Notwithstanding the foregoing, we and our executive officers may transfer shares of our capital stock or any securities convertible into, or exchangeable for or that represent the right to receive shares of our capital stock:

(i)        as a bona fide gift or gifts;

(ii)        to any trust for the direct or indirect benefit of the stockholder or their immediate family;

(iii)        by will or under the laws of descent;

(iv)        in transactions relating to shares of our common stock acquired in open market transactions after the completion of this offering;

(v)        to affiliates (within the meaning set forth in Rule 405 as promulgated by the SEC under the Securities Act, including any subsidiaries), limited partners, general partners, limited liability company members or stockholders of the stockholder;

(iv)        with the prior written consent of the representatives on behalf of the underwriters;

(v)        sales made under trading plans established pursuant to Rule 10b5-1 of the Exchange Act prior to the execution of the lock-up agreement, or a Qualified 10b5-1 Sale; and

(vi)        exercises of stock options issued pursuant to the Company’s equity incentive plans or warrants (including net exercises or in connection with a Qualified 10b5-1 Sale),

provided that in the case of clauses (i) through (v) above, (1) such transfers are not required to be reported to the SEC on Form 4 in accordance with Section 16 of the Exchange Act and (2) no public filing or report of such transfer is voluntarily effected, provided, further, that in the case of clauses (i) through (iii) and (v) above, (1) the donee, trustee, legatee, heir, distributee or other transferee, as the case may be, agrees to be bound in writing by the lock-up restrictions and (2) such transfer shall not involve a disposition for value, and provided, further, that in the case of clause (vi) above, unless in connection with a Qualified 10b5-1 Sale, (1) stock options may not be exercised if the exercise would involve a sale of securities relating to those options or warrants, whether to cover the aggregate exercise price, withholding tax obligations or otherwise, (2) any securities received upon such exercises will also be subject to the lock-up agreement, (3) any disposition (other than by way of net exercise) may not require a filing under Section 16 of the Exchange Act and (4) the stockholder may not voluntarily effect any public filing or report in connection with such exercise.

Goldman, Sachs & Co. and Morgan Stanley & Co. LLC may, in their sole discretion, at any time, release all or any portion of the shares from the restrictions in such agreement.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “DATA”.

In connection with the offering, the underwriters may purchase and sell shares of our Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of Class A common stock in the open market after pricing that could adversely affect investors who purchase shares in the offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering will be approximately $         million, which includes an amount not to exceed $         that we have agreed to reimburse the underwriters for certain FINRA-related expenses incurred by them in connection with this offering.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

All of the underwriters in this offering were underwriters in our prior public offerings except for RBC Capital Markets, LLC and Pacific Crest Securities LLC, which were not underwriters in our initial public offering.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Notice to Non-U.S. Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or a Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)        to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)        to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)        to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)        in any other circumstances that do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Non-U.S. Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a)        it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)        it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Non-U.S. Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong); or (b) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder; or (c) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Non-U.S. Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA; (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Non-U.S. Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Cooley LLP, San Francisco, California, will pass upon the validity of the shares of Class A common stock offered hereby. The underwriters are being represented by Fenwick & West LLP, Seattle, Washington and Mountain View, California, in connection with the offering.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to this offering of our Class A common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement or incorporated by reference, including the exhibits and the financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or any document incorporated by reference in the registration statement, please see the copy of the contract or document that has been filed. Each statement in or incorporated by reference in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room of the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, we are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at http://www.tableausoftware.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.

Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part:

•	our annual report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014 (Commission File No. 001-35925);

•	our current report on Form 8-K, filed with the SEC on February 2, 2014, as amended on February 7, 2014; and

•

the description of capital stock included in our registration statement on Form 8-A, filed with the SEC on May 13, 2013, and any amendments or reports filed for the purpose of updating such description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Keenan Conder, Vice President, General Counsel and Secretary, 837 North 34th Street, Suite 200, Seattle, Washington 98103; (206) 633-3400.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

                   Shares

Class A Common Stock

Goldman, Sachs & Co.	Morgan Stanley

Credit Suisse	J.P. Morgan	UBS Investment Bank	RBC Capital Markets

JMP Securities	Pacific Crest Securities

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee and the FINRA filing fee. Except as otherwise noted, all the expenses below will be paid by us.

SEC registration fee		$44,436

FINRA filing fee		52,250

NYSE listing fee		*

Legal fees and expenses		*

Accounting fees and expenses		85,000

Printing and engraving expenses		*

Transfer agent and registrar fees and expenses		*

Miscellaneous fees and expenses		*

Total	$	*

*	To be updated by amendment.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act. Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was our director, officer, employee or agent, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interest. At present, there is no pending litigation or proceeding involving any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act, and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

The underwriters are obligated, under certain circumstances, pursuant to the underwriting agreement to be filed as Exhibit 1.1 hereto, to indemnify us, our officers and, our directors against liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold since January 1,

2011:

(a) We granted stock options to purchase an aggregate of 10,509,340 shares of Class B common stock to employees, consultants and directors pursuant to our 2004 Equity Incentive Plan having exercise prices ranging from $5.92 to $31.00 per share.

(b) We have issued and sold to our employees an aggregate of 2,314,641 shares of Class B common stock upon the exercise of options under our 2004 Equity Incentive Plan at exercise prices ranging from $0.05 to $14.95 per share, for an aggregate amount of approximately $2,164,995.

(c) In December 2012, we issued 150,000 shares of Class B Common Stock to the Tableau Foundation, a donor-advised charitable fund.

The offers, sales and issuances of the securities described in Item 15(a) and (b) were deemed to be exempt from registration under the Securities Act under either (1) Rule 701 promulgated under the Securities Act as offers and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701 or (2) Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the stock certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

The offer and issuance of the securities described in Item 15(c) was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act promulgated thereunder as a transaction by an issuer not involving a public offering. The recipient of the securities in the transaction acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

		Incorporated by Reference				Filed Herewith
Exhibit No.	Description of Exhibit	Form	File No.	Exhibit	Filing Date

1.1*	Form of Underwriting Agreement.

3.1	Amended and Restated Certificate of Incorporation of Tableau Software, Inc.	8-K	001-35925	3.1	5/23/2013

3.2	Amended and Restated Bylaws of Tableau Software, Inc.	S-1	333-187683	3.4	4/2/2013

4.1.1	Form of Class A Common Stock Certificate.	S-1/A	333-187683	4.1.1	5/23/2013

4.1.2	Form of Class B Common Stock Certificate.	S-1/A	333-187683	4.1.2	5/23/2013

		Incorporated by Reference				Filed Herewith
Exhibit No.	Description of Exhibit	Form	File No.	Exhibit	Filing Date

4.2	Amended and Restated Investor Rights Agreement, by and among Tableau Software, Inc. and the investors listed on Exhibit A thereto, dated July 27, 2012.	S-1	333-187683	4.2	4/2/2013

5.1*	Form of Opinion of Cooley LLP.

10.1	Tableau Software, Inc. 2004 Equity Incentive Plan.	S-1	333-187683	10.1	4/2/2013

10.2	Forms of Option Agreement and Option Grant Notice under the 2004 Equity Incentive Plan.	S-1	333-187683	10.2	4/2/2013

10.3	Tableau Software, Inc. 2013 Equity Incentive Plan.	S-1	333-187683	10.3	4/2/2013

10.4	Forms of Option Agreement and Option Grant Notice under the 2013 Equity Incentive Plan.	S-1	333-187683	10.4	4/2/2013

10.5	Form of Restricted Stock Unit Award Agreement and Restricted Stock Unit Award Grant Notice under the 2013 Equity Incentive Plan.	10-Q	001-35925	10.1	8/9/2013

10.6	Tableau Software, Inc. 2013 Employee Stock Purchase Plan.	S-1	333-187683	10.5	4/2/2013

10.7	Form of Indemnification Agreement made by and between Tableau Software, Inc. and each of its directors and executive officers.	S-1	333-187683	10.6	4/2/2013

10.8	Offer Letter between Tableau Software, Inc. and Christian Chabot, dated April 26, 2013.	S-1/A	333-187683	10.7	5/6/2013

10.9	Offer Letter between Tableau Software, Inc. and Christopher Stolte, dated April 26, 2013.	S-1/A	333-187683	10.8	5/6/2013

10.10	Offer Letter between Tableau Software, Inc. and Thomas Walker, dated April 26, 2013.	S-1/A	333-187683	10.9	5/6/2013

10.11	Offer Letter between Tableau Software, Inc. and Kelly Wright, dated February 10, 2005.	S-1/A	333-187683	10.10	5/6/2013

10.12	Offer Letter between Tableau Software, Inc. and Elissa Fink, dated June 13, 2007.	S-1/A	333-187683	10.11	5/6/2013

10.13	Offer Letter between Tableau Software, Inc. and Keenan Conder, dated December 16, 2011.	S-1/A	333-187683	10.12	5/6/2013

10.14	Form of Conversion Agreement entered into between Tableau Software, Inc. and each of Christian Chabot, Christopher Stolte and Patrick Hanrahan.	S-1	333-187683	10.13	4/2/2013

10.15†	Software License Agreement between the Board of Trustees of the Leland Stanford Junior University and Tableau Software LLC, dated January 14, 2003.	S-1	333-187683	10.14	4/2/2013

10.16	Amendment No. 1 to Software License Agreement between the Board of Trustees of the Leland Stanford Junior University and Tableau Software LLC, dated June 8, 2004.	S-1	333-187683	10.15	4/2/2013

		Incorporated by Reference				Filed Herewith
Exhibit No.	Description of Exhibit	Form	File No.	Exhibit	Filing Date

10.17	Sublease Agreement between Cutter & Buck Inc. and Tableau Software, Inc., dated April 19, 2012.	S-1	333-187683	10.16	4/2/2013

10.18	Office Lease Agreement between Michael R. Mastro and Tableau Software, Inc., dated February 19, 2009.	S-1	333-187683	10.17	4/2/2013

10.19	First Amendment to Office Lease Agreement between Michael R. Mastro and Tableau Software, Inc., dated April 3, 2009.	S-1	333-187683	10.18	4/2/2013

10.20	Second Amendment to Office Lease Agreement between BBK Lake View, LLC and Tableau Software, Inc., dated March 24, 2011.	S-1	333-187683	10.19	4/2/2013

10.21	Third Amendment to Office Lease Agreement between BBK Lake View, LLC and Tableau Software, Inc., dated August 22, 2012.	S-1	333-187683	10.20	4/2/2013

10.22	Form of Change in Control Severance Agreement.	S-1	333-187683	10.21	4/2/2013

21.1	List of subsidiaries.					X

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.					X

23.2*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-6 to the original filing of this registration statement).					X

101.INS#	XBRL Instance Document.	10-K	001-35925	101.INS#	2/27/2014

101.SCH#	XBRL Taxonomy Schema Linkbase Document.	10-K	001-35925	101.SCH#	2/27/2014

101.CAL#	XBRL Taxonomy Calculation Linkbase Document.	10-K	001-35925	101.CAL#	2/27/2014

101.DEF#	XBRL Taxonomy Definition Linkbase Document.	10-K	001-35925	101.DEF#	2/27/2014

101.LAB#	XBRL Taxonomy Extension Label Linkbase Document	10-K	001-35925	101.LAB#	2/27/2014

101.PRE#	XBRL Taxonomy Presentation Linkbase Document.	10-K	001-35925	101.PRE#	2/27/2014

*	To be filed by amendment.
†	Certain portions of this exhibit have been granted confidential treatment under the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

#	In accordance with Rule 406T of Regulation S-T, the information in these exhibits is furnished and not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Exchange Act of 1934, irrespective of any general incorporation language contained in any such filing, and otherwise is not subject to liability under these sections.

(b)	Financial statement schedules.

No financial statement schedules are provided because the information called for is not required or is shown in the consolidated financial statements or related notes.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 14th day of March, 2014.

TABLEAU SOFTWARE, INC.

By:	/s/ Christian Chabot
Christian Chabot
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christian Chabot, Thomas Walker and Keenan Conder, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post- effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christian Chabot Christian Chabot	Chief Executive Officer, Co-founder and Chairman of the Board (principal executive officer)	March 14, 2014

/s/ Thomas E. Walker, Jr. Thomas E. Walker, Jr.	Chief Financial Officer (principal financial and accounting officer)	March 14, 2014

/s/ Patrick Hanrahan Patrick Hanrahan	Chief Scientist, Co-founder and Director	March 14, 2014

/s/ Christopher Stolte Christopher Stolte	Chief Development Officer, Co-founder and Director	March 14, 2014

/s/ Forest Baskett Forest Baskett	Director	March 14, 2014

/s/ Scott Sandell Scott Sandell	Director	March 14, 2014

Signature	Title	Date

/s/ Brooke Seawell Brooke Seawell	Director	March 14, 2014

/s/ Elliott Jurgensen, Jr. Elliott Jurgensen, Jr.	Director	March 14, 2014

/s/ John McAdam John McAdam	Director	March 14, 2014

EXHIBIT INDEX

		Incorporated by Reference				Filed Herewith
Exhibit No.	Description of Exhibit	Form	File No.	Exhibit	Filing Date

1.1*	Form of Underwriting Agreement.

3.1	Amended and Restated Certificate of Incorporation of Tableau Software, Inc.	8-K	001-35925	3.1	5/23/2013

3.2	Amended and Restated Bylaws of Tableau Software, Inc.	S-1	333-187683	3.4	4/2/2013

4.1.1	Form of Class A Common Stock Certificate.	S-1/A	333-187683	4.1.1	5/23/2013

4.1.2	Form of Class B Common Stock Certificate.	S-1/A	333-187683	4.1.2	5/23/2013

4.2	Amended and Restated Investor Rights Agreement, by and among Tableau Software, Inc. and the investors listed on Exhibit A thereto, dated July 27, 2012.	S-1	333-187683	4.2	4/2/2013

5.1*	Form of Opinion of Cooley LLP.

10.1	Tableau Software, Inc. 2004 Equity Incentive Plan.	S-1	333-187683	10.1	4/2/2013

10.2	Forms of Option Agreement and Option Grant Notice under the 2004 Equity Incentive Plan.	S-1	333-187683	10.2	4/2/2013

10.3	Tableau Software, Inc. 2013 Equity Incentive Plan.	S-1	333-187683	10.3	4/2/2013

10.4	Forms of Option Agreement and Option Grant Notice under the 2013 Equity Incentive Plan.	S-1	333-187683	10.4	4/2/2013

10.5	Form of Restricted Stock Unit Award Agreement and Restricted Stock Unit Award Grant Notice under the 2013 Equity Incentive Plan.	10-Q	001-35925	10.1	8/9/2013

10.6	Tableau Software, Inc. 2013 Employee Stock Purchase Plan.	S-1	333-187683	10.5	4/2/2013

10.7	Form of Indemnification Agreement made by and between Tableau Software, Inc. and each of its directors and executive officers.	S-1	333-187683	10.6	4/2/2013

10.8	Offer Letter between Tableau Software, Inc. and Christian Chabot, dated April 26, 2013.	S-1/A	333-187683	10.7	5/6/2013

10.9	Offer Letter between Tableau Software, Inc. and Christopher Stolte, dated April 26, 2013.	S-1/A	333-187683	10.8	5/6/2013

10.10	Offer Letter between Tableau Software, Inc. and Thomas Walker, dated April 26, 2013.	S-1/A	333-187683	10.9	5/6/2013

		Incorporated by Reference				Filed Herewith
Exhibit No.	Description of Exhibit	Form	File No.	Exhibit	Filing Date

10.11	Offer Letter between Tableau Software, Inc. and Kelly Wright, dated February 10, 2005.	S-1/A	333-187683	10.10	5/6/2013

10.12	Offer Letter between Tableau Software, Inc. and Elissa Fink, dated June 13, 2007.	S-1/A	333-187683	10.11	5/6/2013

10.13	Offer Letter between Tableau Software, Inc. and Keenan Conder, dated December 16, 2011.	S-1/A	333-187683	10.12	5/6/2013

10.14	Form of Conversion Agreement entered into between Tableau Software, Inc. and each of Christian Chabot, Christopher Stolte and Patrick Hanrahan.	S-1	333-187683	10.13	4/2/2013

10.15†	Software License Agreement between the Board of Trustees of the Leland Stanford Junior University and Tableau Software LLC, dated January 14, 2003.	S-1	333-187683	10.14	4/2/2013

10.16	Amendment No. 1 to Software License Agreement between the Board of Trustees of the Leland Stanford Junior University and Tableau Software LLC, dated June 8, 2004.	S-1	333-187683	10.15	4/2/2013

10.17	Sublease Agreement between Cutter & Buck Inc. and Tableau Software, Inc., dated April 19, 2012.	S-1	333-187683	10.16	4/2/2013

10.18	Office Lease Agreement between Michael R. Mastro and Tableau Software, Inc., dated February 19, 2009.	S-1	333-187683	10.17	4/2/2013

10.19	First Amendment to Office Lease Agreement between Michael R. Mastro and Tableau Software, Inc., dated April 3, 2009.	S-1	333-187683	10.18	4/2/2013

10.20	Second Amendment to Office Lease Agreement between BBK Lake View, LLC and Tableau Software, Inc., dated March 24, 2011.	S-1	333-187683	10.19	4/2/2013

10.21	Third Amendment to Office Lease Agreement between BBK Lake View, LLC and Tableau Software, Inc., dated August 22, 2012.	S-1	333-187683	10.20	4/2/2013

10.22	Form of Change in Control Severance Agreement.	S-1	333-187683	10.21	4/2/2013

		Incorporated by Reference				Filed Herewith
Exhibit No.	Description of Exhibit	Form	File No.	Exhibit	Filing Date

21.1	List of subsidiaries.					X

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.					X

23.2*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-6 to the original filing of this registration statement).					X

101.INS#	XBRL Instance Document.	10-K	001-35925	101.INS#	2/27/2014

101.SCH#	XBRL Taxonomy Schema Linkbase Document.	10-K	001-35925	101.SCH#	2/27/2014

101.CAL#	XBRL Taxonomy Calculation Linkbase Document.	10-K	001-35925	101.CAL#	2/27/2014

101.DEF#	XBRL Taxonomy Definition Linkbase Document.	10-K	001-35925	101.DEF#	2/27/2014

101.LAB#	XBRL Taxonomy Extension Label Linkbase Document	10-K	001-35925	101.LAB#	2/27/2014

101.PRE#	XBRL Taxonomy Presentation Linkbase Document.	10-K	001-35925	101.PRE#	2/27/2014

*	To be filed by amendment.
†	Certain portions of this exhibit have been granted confidential treatment under the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.
#	In accordance with Rule 406T of Regulation S-T, the information in these exhibits is furnished and not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Exchange Act of 1934, irrespective of any general incorporation language contained in any such filing, and otherwise is not subject to liability under these sections.